UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Seattle Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 5, 2017

Dear Seattle Genetics Stockholders:

On behalf of Seattle Genetics, Inc., I cordially invite you to attend our 2017 Annual Meeting of Stockholders to be held on Friday, May 19, 2017, at 2:00 p.m., local time, at our principal offices located in Building 3 at 21823 – 30th Drive SE, Bothell, WA 98021.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Stockholders and the proxy statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Please read the proxy statement and vote via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating, signing and returning the proxy card or voting instruction form, as promptly as possible. Of course, if you attend the Annual Meeting, you will have the right to vote your shares in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Seattle Genetics. We look forward to seeing you at the Annual Meeting.

Sincerely,

Clay B. Siegall, Ph.D.

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

21823 – 30TH DRIVE SE

BOTHELL, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2017

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Seattle Genetics, Inc., a Delaware corporation (“Seattle Genetics” or the “Company”), will be held on Friday, May 19, 2017 at 2:00 p.m. local time at the principal offices of Seattle Genetics located in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021, for the following purposes:

1.	To elect the two nominees for Class I director named in the accompanying proxy statement to hold office until the Company’s 2020 Annual Meeting of Stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

You can find more information about each of these items, including the nominees for directors, in the accompanying proxy statement.

The Board of Directors has fixed the close of business on March 23, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please ensure your representation and the presence of a quorum at the Annual Meeting by voting via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating, signing and returning the proxy card or voting instruction form as promptly as possible in the return envelope provided. If you vote via the Internet, over the telephone or by sending in your proxy card or voting instruction form, but then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the accompanying proxy statement. Please note that if your shares are held in an account by your broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation.

By Order of the Board of Directors,

Jean I. Liu

Corporate Secretary

Bothell, Washington

April 5, 2017

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2017 in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021.

The proxy statement and annual report to stockholders are available at

http://www.edocumentview.com/SGEN

SEATTLE GENETICS, INC.

PROXY STATEMENT FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2017

Our Board of Directors is soliciting proxies for the 2017 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set the close of business on March 23, 2017 as the record date for the Annual Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting. Each share of common stock is entitled to one vote. There were 142,627,059 shares of common stock outstanding on the record date. Our proxy materials, which include this proxy statement and our 2016 annual report, are first being mailed or made available to stockholders on or about April 6, 2017. This proxy statement and our 2016 annual report are available on the Internet at http://www.edocumentview.com/SGEN.

In this proxy statement:

•	“We,” “us,” “our” and “Seattle Genetics” refer to Seattle Genetics, Inc.;

•	“Annual Meeting” means our 2017 Annual Meeting of Stockholders;

•	“Board of Directors” or “Board” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We summarize below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

The Annual Meeting is being held on Friday, May 19, 2017 at 2:00 p.m. local time at our principal offices located in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021. Directions to our principal offices may be found at www.seattlegenetics.com.

All stockholders who owned shares of our stock as of March 23, 2017, the record date, may attend and vote on the proposals considered at the Annual Meeting.

PURPOSE OF THE PROXY MATERIALS

Our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision, information you may find useful in determining how to vote and information regarding voting procedures.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the SEC we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our proxy statement and 2016 annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSALS TO BE VOTED ON AT THIS YEAR’S ANNUAL MEETING AND BOARD RECOMMENDATIONS

At the Annual Meeting, there are four matters scheduled for a vote:

•	the election of the two nominees for Class I director named in this proxy statement to hold office until our 2020 Annual Meeting of Stockholders;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement; and

•	the indication of, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.

The Board of Directors recommends a vote “FOR” all of the nominees named herein for director, an indication of every “1 year” as the preferred frequency with which we are to hold stockholder advisory votes on the compensation of our named executive officers, and a vote “FOR” both of the other proposals.

VOTING VIA THE INTERNET, BY TELEPHONE OR BY MAIL

Stockholders whose shares are registered with our transfer agent, Computershare Inc., in their own name are record holders also known as stockholders of record. As an alternative to voting in person at the Annual Meeting, a record holder may vote via the Internet, over telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, over the telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

Stockholders whose shares are not registered in their own name with Computershare Inc. are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the voting instruction form in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Seattle Genetics’ independent registered public accounting firm as explained in more detail below.

For those stockholders who receive a Notice, the Notice provides information on how to access your proxy materials on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

VOTING IN PERSON AT THE ANNUAL MEETING

If you are a stockholder of record, you may vote in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. If your shares are held in street name, your shares may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the Annual Meeting.

REVOCATION OF PROXIES

You may revoke or change a previously delivered proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy over the telephone or via the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 21823 – 30th Drive SE, Bothell, Washington 98021.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

MULTIPLE SETS OF PROXY MATERIALS

If you receive more than one set of proxy materials, or more than one Notice or a combination thereof, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions on each set of proxy materials or Notices to ensure that all of your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Annual Meeting if a stockholder of record either:

•	is present and votes in person at the Annual Meeting; or

•	has properly voted by proxy.

The holders of a majority of our issued and outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

VOTING INSTRUCTIONS; ABSTENTIONS AND BROKER NON-VOTES

If you are the record holder of your shares, you must vote by proxy or attend the Annual Meeting in person in order to vote on the proposals. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting via the Internet or over the telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Under the current rules that govern brokers, if you do not give instructions to your brokerage firm, it will still be able to vote your shares, but only with respect to proposals for which it has discretionary voting authority. A “broker non-vote” occurs when a broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

The election of directors (Proposal No. 1), the advisory vote on the compensation of our named executive officers (Proposal No. 3) and the advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal No. 4) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote with respect to these proposals and those non-votes will be counted as “broker non-votes.” The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be discretionary and your brokerage firm will be able to vote on Proposal No. 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Annual Meeting.

REQUIRED VOTES

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•

With respect to the election of Class I directors (Proposal No. 1), the two nominees receiving the highest number of FOR votes (from the holders of shares present in person or represented by proxy) will be elected as directors.

•

With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2), approval will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

•

With respect to the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal No. 3), approval will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

•

With respect to the advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers (Proposal No. 4), consistent with our bylaws, the frequency receiving the majority of votes cast in person or by proxy at the Annual Meeting will be considered the frequency preferred by our stockholders.

We believe that the procedures to be used by the Inspector of Election to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

VOTE SOLICITATIONS

The Board of Directors of Seattle Genetics is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice, this proxy statement, the proxy card and any additional solicitation material that we may provide to our stockholders. In addition to these proxy materials, our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. Our directors, officers and other employees will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials.

VOTING PROCEDURES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare Inc., our transfer agent, who will act as the Inspector of Election. The Inspector of Election will also determine whether a quorum is present at the Annual Meeting.

Shares properly voted by proxy will be voted at the Annual Meeting. If you specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If you are the record holder of your shares and you do not specify your vote on each proposal individually when voting via the Internet or over telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted as follows:

•	FOR all of the director nominees named herein (Proposal No. 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2);

•	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal No. 3); and

•	Every year as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal No. 4).

If any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy, referred to in this proxy statement as the “proxy holders,” to vote on those matters in accordance with their best judgment.

PUBLICATION OF VOTING RESULTS

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. You can obtain a copy of any of these filings on our website at www.seattlegenetics.com, by contacting our Investor Relations Department at (425) 527-4000, by calling the SEC at (800) 732-0330 for information regarding its public reference room or through the EDGAR system at www.sec.gov.

OTHER BUSINESS

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, the proxy holders have the authority to vote on such matters at their discretion.

PROPOSALS FOR 2018 ANNUAL MEETING

To have your proposal included in our proxy statement for the 2018 Annual Meeting, you must submit your proposal in writing by December 7, 2017 to Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2018 Annual Meeting is not held between April 19, 2018 and June 18, 2018, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Stockholders wishing to submit proposals or director nominations for our 2018 Annual Meeting that are not to be included in our proxy statement must give timely written notice to our Corporate Secretary in accordance with our bylaws. To be “timely,” written notice must be received by our Corporate Secretary at the above address no earlier than January 19, 2018 and no later than February 18, 2018; provided, however, that in the event the date of the 2018 Annual Meeting is not scheduled to be held between April 19, 2018 and June 18, 2018, then such notice must be received by the later of the 90th day prior to the date of the 2018 Annual Meeting or the 10th day following the date on which public announcement or disclosure of the date of the 2018 Annual Meeting is first made. However, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by Seattle Genetics on or prior to February 8, 2018, a stockholder’s notice to our Corporate Secretary will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the stockholder’s notice is delivered to our Corporate Secretary at the above address not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors has been publicly announced or disclosed by Seattle Genetics. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including attendance requirements. A stockholder’s notice to our Corporate Secretary must set forth the information required by our bylaws with respect to each nominee or matter the stockholder proposes to bring before the 2018 Annual Meeting, and must be updated not later than ten days after the record date for the determination of stockholders entitled to vote at 2018 Annual Meeting to provide any material changes in the foregoing information. The person presiding at the 2018 Annual Meeting may determine, if the facts warrant, that a nominee or matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2018 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Seattle Genetics has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2018 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Fourth Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three approximately equal classes with staggered three-year terms. As a result, approximately one-third of the total number of directors will be elected every year.

Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our voting stock, provided that newly created directorships resulting from any increase in the number of directors will, unless the Board determines by resolution that any such directorships shall be filled by stockholders, be filled only by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

The total number of directors constituting the whole Board of Directors is presently set at nine members, and currently there is one vacancy as John P. McLaughlin resigned from the Board effective as of close of business on December 16, 2016. The Class I directors, whose terms expire at the 2017 Annual Meeting, are David W. Gryska and John A. Orwin, and one Class I director seat is currently vacant. The Class II directors, whose terms expire at the 2018 Annual Meeting, are Clay B. Siegall, Felix Baker and Nancy A. Simonian. The Class III directors, whose terms of office expire at the 2019 Annual Meeting, are Srinivas Akkaraju, Marc E. Lippman and Daniel G. Welch. Our stockholders only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms.

David W. Gryska and John A. Orwin have been recommended by the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting and have been nominated by the Board for election at the Annual Meeting as Class I directors for three-year terms expiring at the 2020 Annual Meeting. Mr. Gryska and Mr. Orwin were previously elected by the stockholders as Class I directors. David W. Gryska and John A. Orwin are elected by receiving the greatest number of votes cast for their election by holders of common stock that are present in person or represented by proxy at the meeting. Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of votes cast, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, under our Corporate Governance Guidelines, any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such case, the Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to such offer of resignation. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named herein. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence such shares will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose. As indicated above, one Class I director seat is currently vacant as a result of Mr. McLaughlin’s resignation from our Board of Directors effective December 16, 2016. Proxies may not be voted for a greater number of persons than the number of nominees named. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR THE BOARD OF DIRECTORS AND CONTINUING DIRECTORS

The names of the nominees and of the directors whose terms of office will continue after the Annual Meeting, their ages as of April 5, 2017, and certain other information about them are set forth below. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, provides a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee and continuing director that led the Nominating and Corporate Governance Committee and the Board to believe that such nominee or continuing director should continue to serve on the Board as of the date of this proxy statement.

Director Nominee	Age	Company Positions/Offices	Director Since	Term Expires
David W. Gryska (1)	61	Director	March 2005	2017
John A. Orwin (1)(2)	52	Director	January 2014	2017

Continuing Directors	Age	Company Positions/Offices	Director Since	Term Expires
Clay B. Siegall, Ph.D.	56	President, Chief Executive Officer and Chairman of the Board	December 1997	2018
Felix Baker, Ph.D. (2) (3)	48	Lead Independent Director	July 2003	2018
Nancy A. Simonian, M.D. (3)	56	Director	March 2012	2018
Srinivas Akkaraju, M.D., Ph.D.	49	Director	July 2003	2019
Marc E. Lippman, M.D. (3)	72	Director	June 2000	2019
Daniel G. Welch (1)(2)	59	Director	June 2007	2019

(1)	Current member of the Audit Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Nominating and Corporate Governance Committee.

There are no family relationships among any of the directors or executive officers of Seattle Genetics.

DIRECTOR NOMINEE PROFILES

David W. Gryska Mr. Gryska has served as one of our directors since March 2005. Since October 2014, Mr. Gryska has served as Executive Vice President and Chief Financial Officer of Incyte Corporation, a publicly-traded biopharmaceutical company. From May 2012 to December 2012, Mr. Gryska served as Chief Operating Officer and from August 2012 to December 2012, interim Chief Executive Officer of Myrexis Inc., a publicly-traded biotechnology company. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004, and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm. During his eleven years at Ernst & Young LLP, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University. In addition to Seattle Genetics, Mr. Gryska serves on the board of PDL BioPharma, Inc., a publicly-traded biotechnology company. With his years of experience as Chief Financial Officer, at Incyte Corporation, Celgene, Scios, and Cardiac Pathways, Mr. Gryska brings to the Board of Directors valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions. He also has extensive knowledge of accounting principles and financial reporting rules and regulations, tax compliance and oversight of the financial reporting processes of several large, publicly traded corporations, which assists Mr. Gryska in fulfilling his duties as chair of our Audit Committee.

John A. Orwin Mr. Orwin has served as one of our directors since January 2014. Since June 2013, he has served as Chief Executive Officer of Relypsa, Inc., a commercial-stage pharmaceutical company and subsidiary of Galencia A.G. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, as their Chief Executive Officer from February 2011 through May 2013 and a member of their board of directors from February 2011 to November 2014. From 2005 to April 2010, Mr. Orwin served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive-level positions at Johnson & Johnson, a life sciences company, overseeing oncology therapeutic commercial and portfolio expansion efforts in the U.S. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), Sangstat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin serves as a member of the boards of directors of Array BioPharma Inc. and of Retrophin, Inc., both publicly-traded biopharmaceutical companies. Mr. Orwin serves on the board of directors of Relypsa, which was a publicly-traded company until its acquisition by Galencia A.G. in September 2016, and he also served on the board of directors of NeurogesX, Inc., a biopharmaceutical company, until July 2013. Mr. Orwin received an M.B.A. from New York University and a B.A. from Rutgers University. As a current and former senior executive of several other biotechnology companies, Mr. Orwin possesses a strong understanding of the biotechnology industry and the challenges we must meet in order to continue developing and commercializing ADCETRIS and our product candidates.

THE BOARD RECOMMENDS A VOTE FOR BOTH OF

THE NOMINEES FOR DIRECTOR NAMED ABOVE.

CONTINUING DIRECTOR PROFILES

Srinivas Akkaraju, M.D., Ph.D. Dr. Akkaraju has served as one of our directors since July 2003. Dr. Akkaraju is a founder and Managing General Partner of Samsara BioCapital. Previously, from April 2013 to February 2016, Dr. Akkaraju served as a General Partner of Sofinnova Ventures. From January 2009 to April 2013, Dr. Akkaraju served as Managing Director of New Leaf Venture Partners. From August 2006 to December 2008, Dr. Akkaraju served as a Managing Director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital advised J.P. Morgan Partners as to its investment in Seattle Genetics. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in April 2001 and of which he became a Partner in January 2005. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he received an M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. In addition to Seattle Genetics, Dr. Akkaraju serves as a director of Intercept Pharmaceuticals, Inc., Versartis, Inc. and aTyr Pharma, Inc., publicly traded biotechnology companies. Previously, Dr. Akkaraju served as a director on the boards of Barrier Therapeutics, Inc., Eyetech Pharmaceuticals, Inc., ZS Pharma Inc. and Synageva Biopharma Corp., all publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company. Dr. Akkaraju has a strong scientific background coupled with extensive experience in private equity and venture capital investing from his work at J.P. Morgan, Panorama Capital, New Leaf and Sofinnova. This combination allows for Dr. Akkaraju to thoroughly understand our technology and provide strong business and strategic expertise.

Felix Baker, Ph.D. Dr. Baker has served as one of our directors since July 2003 and as our lead independent director since February 2005. Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Advisors LP. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. In addition to Seattle Genetics, Dr. Baker currently serves as a director of Alexion Pharmaceuticals, Inc. and Genomic Health, Inc., both of which are publicly-traded biotechnology companies. In addition, Dr. Baker previously served as a director of Ardea BioScience, Inc., AnorMED Inc., Conjuchem, Inc., Neurogen Corporation, Synageva BioPharma Corp. and Trimeris, Inc., all of which were publicly-traded companies during Dr. Baker’s service as a director. As a board member and investor in many successful biotechnology companies, Dr. Baker is able to draw on his experience and vision in investing in and building companies to add significant value to Board of Directors discussions and company strategy.

Marc E. Lippman, M.D. Dr. Lippman has served as one of our directors since June 2000. Since May 2007, Dr. Lippman has served as the Kathleen and Stanley Glaser Professor of Medicine and Chairman of the Department of Medicine at the University of Miami Leonard M. Miller School of Medicine. Dr. Lippman is also the Deputy Director of the Sylvester Comprehensive Cancer Center of University of Miami Leonard M. Miller School of Medicine. Previously, from February 2001 to May 2007 he served as the John G. Searle Professor and Chairman of the Department of Internal Medicine at the University of Michigan School of Medicine. Previously, Dr. Lippman was the Director of the Lombardi Cancer Research Center from July 1988 to February 2001, Professor and Chairman of the Department of Oncology from July 1999 to February 2001 and Professor of Medicine at Georgetown University Medical School in Washington, D.C. from July 1988 to February 2001. He also served as Chief of the Division of Hematology-Oncology at Georgetown University Medical School from July 1995 to February 2001. He was Head of the Medical Breast Cancer Section of the Medicine Branch of the National Cancer Institute from July 1976 to July 1988. Dr. Lippman has authored over 500 peer-reviewed publications and one of the standard texts on breast cancer. He received a B.A., magna cum laude, from Cornell and an M.D. from Yale where he was elected to Alpha Omega Alpha. Dr. Lippman’s extensive experience in treating patients and conducting oncology research at the National Cancer Institute and at the medical schools of the University of Miami, the University of Michigan and Georgetown University provides an important patient perspective and focus on innovation in our development of antibody-based therapies.

Clay B. Siegall, Ph.D. Dr. Siegall co-founded Seattle Genetics in 1997. He has served as our Chief Executive Officer since November 2002, as our President since June 2000, as one of our directors since December 1997 and as our Board chairman since March 2004. Dr. Siegall also served as our Chief Scientific Officer from December 1997 until November 2002. Prior to co-founding Seattle Genetics, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997, most recently as a Principal Scientist. From 1988 to 1991, Dr. Siegall was a Staff Fellow/Biotechnology Fellow at the National Cancer Institute, National Institutes of Health. Dr. Siegall received a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland. In addition to Seattle Genetics, Dr. Siegall serves as a director of Ultragenyx Pharmaceutical Inc. and Alder BioPharmaceuticals, Inc., both publicly-traded biotechnology companies. He served as a director of Mirna Therapeutics, Inc., also a publicly-traded biotechnology company from 2013 to 2016. Dr. Siegall’s experience in founding and building Seattle Genetics is integral to our success and our mission. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to our management team and the Board of Directors.

Nancy A. Simonian, M.D. Dr. Simonian has served as one of our directors since March 2012. Since July 2012, Dr. Simonian has served as the Chief Executive Officer of Syros Pharmaceuticals, Inc., a publicly-traded life science company focused on gene control therapeutics. From 2001 to October 2011, Dr. Simonian was with Millennium Pharmaceuticals, Inc.: The Takeda Oncology Company (“Takeda”) most recently serving as Chief Medical Officer and Senior Vice President of Clinical, Medical and Regulatory Affairs. From 1995 to 2001, Dr. Simonian was at Biogen (now Biogen Idec) and most recently served as Vice President of Clinical Research where she was responsible for clinical development and medical affairs of the neurology and oncology pipeline, including Avonex® and Tysabri®. Dr. Simonian currently serves as on the board of the Biotechnology Innovation Organization (BIO) and the Damon Runyan Foundation and previously served as a director of ArQule, Inc., a publicly traded biotechnology company, and the Personalized Medicine Coalition. Prior to joining the pharmaceutical industry, Dr. Simonian was on the faculty of Massachusetts General Hospital and Harvard Medical School as an assistant professor of neurology. She received a B.A. in Biology from Princeton University and an M.D. from the University of Pennsylvania Medical School. As a current and former senior executive of several other biotechnology companies, Dr. Simonian possesses a strong understanding of the biotechnology industry and the challenges that we must meet in order to develop and commercialize our product candidates.

Daniel G. Welch Mr. Welch has served as one of our directors since June 2007. Since January 2015, Mr. Welch has been Executive Partner of Sofinnova Ventures, a venture capital firm. Mr. Welch served as Chief Executive Officer and President of InterMune, Inc., a formerly publicly-traded biotechnology company, from September 2003 until InterMune’s acquisition by Roche Holdings in September 2014, and, from May 2007 to October 2014, he served in the additional role of Chairman of the Board of InterMune. Before joining InterMune, he was Chairman and Chief Executive Officer of Triangle Pharmaceuticals from 2002 to 2003, which was acquired by Gilead in 2003. Prior to that, he was President of Biopharmaceuticals at Elan Corporation from 2000 to 2002. During his tenure at Elan he was responsible for its U.S. commercial operations, international subsidiaries, R&D and diagnostics businesses. From 1987 to 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo, now Sanofi-Aventis, including Vice President of Worldwide Marketing and Chief Operating Officer of the U.S. business. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina. In addition to Seattle Genetics, Mr. Welch serves as a director of Intercept Pharmaceuticals, Inc., Ultragenyx Pharmaceuticals, Inc. and AveXis, Inc., publicly-traded biotechnology companies. Mr. Welch’s global commercial background and strong senior executive experience at a wide range of biotechnology companies, including previously serving as Chairman and CEO of two publicly-traded biotechnology companies, gives him insight into the strategy and planning for a biopharmaceutical company that is valuable to our senior management as well as the other members of our Board of Directors.

EXECUTIVE OFFICERS

The executive officers of Seattle Genetics who are not also directors of Seattle Genetics, their ages as of April 5, 2017 and certain other information about them are set forth below:

Name of Non-Director Executive Officers	Age	Company Positions/Offices
Todd E. Simpson	56	Chief Financial Officer
Eric L. Dobmeier	48	Chief Operating Officer
Jonathan Drachman, M.D.	55	Chief Medical Officer and Executive Vice President, Research and Development
Vaughn B. Himes, Ph.D.	56	Chief Technical Officer
Jean I. Liu, J.D.	48	General Counsel, Executive Vice President, Legal Affairs, and Corporate Secretary
Darren S. Cline	52	Executive Vice President, Commercial

EXECUTIVE OFFICER PROFILES

Todd E. Simpson Mr. Simpson has served as our Chief Financial Officer since October 2005. Previously, Mr. Simpson served from October 2001 to October 2005 as Vice President, Finance & Administration and Chief Financial Officer of Targeted Genetics Corporation, a biotechnology company. From January 1996 to October 2001, Mr. Simpson served as Vice President, Finance & Administration and CFO of Aastrom

Biosciences, Inc., a biotechnology company. From August 1995 to December 1995, he served as Treasurer of Integra LifeSciences Corporation, a biotechnology company, which acquired Telios Pharmaceuticals, Inc., in August 1995. From 1992 until its acquisition by Integra, he served as Vice President of Finance and CFO of Telios and in various other finance-related positions. Mr. Simpson is a certified public accountant, and from 1983 to 1992 he practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson currently serves on the board of directors of Aquinox Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, and on the board of directors of Life Sciences Washington. Mr. Simpson received a B.S. in Accounting and Computer Science from Oregon State University.

Eric L. Dobmeier Mr. Dobmeier joined Seattle Genetics in March 2002 and has served as our Chief Operating Officer since June 2011. Previously, he served in positions of increasing responsibility at Seattle Genetics, most recently as our Chief Business Officer from May 2007 to June 2011. He also served as our Corporate Secretary from March 2002 until November 2014. Prior to joining Seattle Genetics, Mr. Dobmeier was with the law firms of Venture Law Group and Heller Ehrman LLP where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier also serves as a director of Stemline Therapeutics, Inc. and Atara Biotherapeutics, Inc., both publicly-traded biotechnology companies. Mr. Dobmeier received a J.D. from University of California, Berkeley School of Law and an A.B. in History from Princeton University.

Jonathan Drachman, M.D. Dr. Drachman has served as our Chief Medical Officer and Executive Vice President, Research and Development since October 2013. Dr. Drachman previously served as our Senior Vice President, Research and Translational Medicine and various other positions of increasing authority. Prior to joining Seattle Genetics in November 2004, Dr. Drachman was Associate Professor in the Hematology Division, Department of Medicine at the University of Washington in Seattle, where he remains a Clinical Associate Professor of Medicine. He also served as Senior Investigator in the Division of Research and Education and Medical Director of the Umbilical Cord Blood Program at the Puget Sound Blood Center. Dr. Drachman also serves as a director of Calithera Biosciences, Inc., a publicly-traded biotechnology company. Dr. Drachman received a B.A. in Biochemistry from Harvard University and an M.D. from Harvard Medical School. He completed his residency in Internal Medicine and fellowship in Medical Oncology at the University of Washington.

Vaughn B. Himes, Ph.D. Dr. Himes has served as our Chief Technical Officer since August 2016. Dr. Himes joined Seattle Genetics as Executive Vice President, Technical Operations in April 2009 and served as our Executive Vice President, Technical Operations and Process Science from July 2012 until August 2016. Previously, Dr. Himes was with ZymoGenetics, Inc. from November 2005 to March 2009, most recently as Senior Vice President, Technical Operations where his responsibilities included commercial and clinical manufacturing, supply chain and logistics, quality control and process development. From March 2003 to October 2005, he was Vice President, Manufacturing at Corixa, Inc. Prior to that, he held Vice President positions in manufacturing and development at Targeted Genetics and Genovo. Dr. Himes received a Bachelor of Arts in Chemistry from Pomona College in California and a Ph.D. in Chemical Engineering from the University of Minnesota.

Jean I. Liu, J.D. Ms. Liu has served as our General Counsel, Executive Vice President, Legal Affairs and Corporate Secretary since November 2014. Prior to that, she served as Vice President and General Counsel of Halozyme Therapeutics, Inc., a publicly traded biotechnology company, from November 2011 to November 2014. From 1998 to 2011, she was with Durect Corporation, a publicly traded biotechnology company, where she served in positions of increasing responsibility, including most recently Chief Legal Officer and Corporate Secretary. Prior to Durect, Ms. Liu was with the law firms of Pillsbury, Madison & Sutro (now Pillsbury Winthrop) and Venture Law Group where she focused on broad areas of legal advisory for early stage companies, including technology transfer, licensing, patents, and copyright and trademark litigation. Ms. Liu received her B.S. in Cellular and Molecular Biology with highest distinction from the University of Michigan, her M.S. in Biology from Stanford University and her J.D. from Columbia University where she was a Harlan Fiske Stone Scholar.

Darren S. Cline Mr. Cline has served as our Executive Vice President, Commercial since February 2016. Mr. Cline served as our Senior Vice President, Commercial from February 2015 and prior to that as our Vice President, Marketing, Managed Markets and Reimbursements. Prior to joining Seattle Genetics in December 2010, Mr. Cline served as Vice President, Market Access at InterMune, Inc. (subsequently acquired by Roche Holdings) from October 2009 to July 2010, where he was responsible for managed markets access and coverage strategy for the anticipated launch of pirfenidone. Prior to InterMune, Mr. Cline served as Executive Director of Sales at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company, from October 2006 to October 2009, where he played an integral role in the successful launch of Soliris® in the United States. Prior to Alexion, Mr. Cline served in various sales, marketing and managed markets leadership positions at Amgen Inc., a publicly traded biotechnology company. Mr. Cline received a B.S. degree in Marketing from San Diego State University and an M.B.A. from Pepperdine University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The NASDAQ Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards, as affirmatively determined by the board of directors. Our Board of Directors consults with our internal and outside counsel to ensure that the Board of Directors’ determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards.

Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with Seattle Genetics (and those of their immediate family members) and other potential conflicts of interest. Other than as described in this paragraph, these questionnaires did not disclose any transactions, relationships or arrangements that could impact the independence of our directors. After reviewing this information, our Board of Directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards except for Clay B. Siegall, our President and Chief Executive Officer. The Board of Directors also considered Dr. Baker’s role as a Co-Managing Member of Baker Brothers Investments, and the relationship Seattle Genetics has with Baker Brothers Investments and affiliated entities as significant stockholders in making the determination that Dr. Baker is independent. The Board of Directors also considered Dr. Simonian’s past employment with Takeda and the relationship Seattle Genetics has with Takeda for development of ADCETRIS® (brentuximab vedotin) in making the determination that Dr. Simonian is independent.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership Structure

Our Board of Directors has chosen to combine the principal executive officer and Board chairman positions and, in addition, has appointed a separate lead independent director. Dr. Siegall has served as our principal executive officer and Board chairman since 2004. At the present time, the independent directors believe that Dr. Siegall’s in-depth knowledge of our operations and vision for our development make him the best-qualified director to serve as Board chairman. We believe that combining the positions of chief executive officer and Board chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer/Board chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board chairman with an extensive history with and knowledge of Seattle Genetics (as is the case with our chief executive officer) as compared to an independent Board chairman with less direct involvement.

The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer/Board chairman. In addition, we believe that having a lead independent director, who is independent of management, creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of Seattle Genetics and its stockholders. Since February 2005, Felix Baker has served as the lead independent director of the Board. His duties include, among others:

•	providing leadership to the Board complementary to the Board chairman;

•	working with the Board chairman and Corporate Secretary to set the agenda for Board meetings;

•	chairing regular meetings of independent directors without management present; and

•	chairing Board meetings if the Board chairman is not in attendance.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing Seattle Genetics. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the Chief Executive Officer’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the respective committee chairmen, our Chief Financial Officer, our General Counsel and Executive Vice President, Legal Affairs, and other officers.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•

The Audit Committee oversees Seattle Genetics’ risk policies and processes relating to our financial statements and financial reporting processes, as well as healthcare compliance risks, key credit risks, liquidity risks, market risks and the guidelines, policies and processes for monitoring and mitigating those risks. In fulfilling this role, the Audit Committee conducts a quarterly risk-assessment process and reports its finding to the full Board of Directors. The Audit Committee also reviews and oversees related party transactions on behalf of Seattle Genetics.

•

The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in this proxy statement under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Compensation and Risk,” the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

•

The Nominating and Corporate Governance Committee oversees risks related to Seattle Genetics’ governance structure and processes. In addition, our General Counsel and Executive Vice President, Legal Affairs works with our committees and Board to develop risk identification, risk management and risk mitigation strategies and reports periodically to the Board and the committees on Seattle Genetics’ risk profile and various management and mitigation strategies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2016, the Board met four times and acted by written consent two times. On at least a quarterly basis, the Board meets in executive sessions of independent directors without management present. The Board has several committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. During 2016, each of our directors attended at least 75% of the aggregate of Board and applicable committee meetings on which he or she served during 2016 for the period that he or she was a director or committee member.

Information about the Compensation Committee

The Compensation Committee consists of Felix Baker (chairman), John A. Orwin and Daniel G. Welch. The Board of Directors has determined that all of the members of the Compensation Committee currently serving are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. In determining whether Dr. Baker, Mr. Orwin and Mr. Welch are independent within the meaning of NASDAQ listing standards pertaining to membership of the Compensation Committee, our Board of Directors determined that, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to Seattle Genetics that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. In particular, our Board of Directors considered, among other things, the source of each member’s compensation, including compensation paid to such member by us, and also considered Dr. Baker’s role as a Co-Managing Member of Baker Brothers Investments, and the relationship Seattle Genetics has with Baker Brothers Investments and affiliated entities as significant stockholders and determined that such compensation and affiliation, as applicable, would not impair the applicable member’s ability to make independent judgments about our executive compensation. In the case of Dr. Baker, our Board of Directors determined that, given his affiliation with our largest stockholder, his interests are aligned with other stockholders in seeking an appropriate executive compensation program for Seattle Genetics.

The Compensation Committee held four meetings and acted by written consent five times during 2016. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries, cash incentives and long-term equity incentives. The Compensation Committee also administers our 1998 Stock Option Plan, our Amended and Restated 2007 Equity Incentive Plan, and Amended and Restated 2000 Employee Stock Purchase Plan, as well as our Senior Executive Annual Bonus Plan and special long-term incentive plans. The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Compensation Committee charter can be viewed on our website at www.seattlegenetics.com. Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties. The Compensation Committee also has the direct responsibility for the appointment, compensation and oversight of the work of any advisers retained or engaged by the Compensation Committee. Finally, the Compensation Committee has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such advisor, including authority to terminate the engagement. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to any such adviser retained by the Compensation Committee.

For information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Compensation of Executive Officers—Compensation Discussion and Analysis” and “—Director Compensation,” respectively.

Information about the Audit Committee

The Audit Committee consists of David W. Gryska (chairman), John A. Orwin and Daniel G. Welch. The Board of Directors has determined that all of the members of the Audit Committee are “independent” within the meaning of Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards. The Board of Directors has determined that Mr. Gryska is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held five meetings during 2016. Among its responsibilities, the Audit Committee appoints and establishes the fees for our independent registered public accounting firm, reviews and approves the procedures we use to prepare our periodic reports, reviews our critical accounting policies, reviews the independence of the independent registered public accounting firm, monitors the effectiveness of the audit effort and oversees our financial and accounting organization and our system of internal accounting controls. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually and amended as necessary by the Audit Committee and the Board of Directors to ensure compliance with all applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and corporate governance standards adopted by NASDAQ. A copy of the Audit Committee charter can be viewed on our website at www.seattlegenetics.com.

Information about the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Nancy A. Simonian (chair), Felix Baker and Marc E. Lippman. The Board of Directors has determined that all of the members of the Nominating Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

The Nominating and Corporate Governance Committee met once and acted by written consent once during 2016. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board of Directors, recommending nominees to the Board for election as directors of Seattle Genetics and as members of the committees of the Board of Directors, as well as developing and making recommendations to the Board’s Corporate Governance Guidelines and providing oversight with respect to corporate governance and ethical conduct. The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Nominating and Corporate Governance Committee charter can be viewed on our website at www.seattlegenetics.com.

The Nominating and Corporate Governance Committee assesses many characteristics and diversity considerations when reviewing director candidates and these characteristics are set forth in our Corporate Governance Guidelines. Among the characteristics to be considered are such person’s professional background, business experience, judgment and integrity, familiarity with the biotechnology industry, applicable expertise and the interplay of the candidate’s experience and skills with those of other Board members. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as the nature and time involved in a director’s service on other boards. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds; however, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the Board as a result of a resignation or otherwise, or if the Board decides not to nominate a member for re-election or decides to add a member to the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above and the Board’s needs. Current members of the Board are asked to submit suggestions as to individuals meeting the criteria described above. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we may in the future decide to retain a third-party search firm.

In accordance with our bylaws and applicable law, nominations for directors may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose.

The requirements a stockholder must follow for nominating persons for election as directors are set forth in our bylaws and under the heading “Proposals for 2018 Annual Meeting.” The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In order to recommend director candidates to the Nominating and Corporate Governance Committee, stockholders should follow the procedures in our bylaws for director nominations. If a stockholder complies with these procedures for recommending persons for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee’s charter, will determine whether to recommend the candidate(s) recommended by the stockholders to the Board for inclusion in the list of candidates for election as directors at the next stockholder meeting held to elect directors. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates director candidates based on whether or not the candidate was recommended by a stockholder.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meetings of Stockholders, directors are encouraged to attend. However, due to scheduling conflicts we held a meeting of the Board of Directors two weeks prior to our 2016 annual meeting of stockholders and, with the exception of Dr. Siegall, none of our directors then serving attended the 2016 annual meeting of stockholders.

CERTAIN OTHER CORPORATE GOVERNANCE MATTERS

Communications with the Board of Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Seattle Genetics, Inc., Attention: Investor Relations, 21823 – 30th Drive SE, Bothell, WA 98021, and the communication will be forwarded, as appropriate. If the communication regards a stockholder proposal to be considered at an annual meeting of stockholders, the methods and timing for submitting a stockholder proposal are covered under the heading “Proposals for 2018 Annual Meeting.”

Corporate Governance Guidelines

As a part of the Board’s commitment to building long-term stockholder value with an emphasis on corporate governance, the Board has adopted a set of Corporate Governance Guidelines, which guides the operation of the Board and its committees. Our Corporate Governance Guidelines cover, among other topics, Board composition, structure and functioning, Board membership criteria, director independence, Board self-evaluations, committees of the Board, Board access to management and independent advisers, stock ownership guidelines for members of the Board and our Chief Executive Officer, and succession and leadership development. A copy of the Corporate Governance Guidelines can be viewed on our website at www.seattlegenetics.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for all directors, officers and employees of Seattle Genetics, Inc. A copy of the Code of Ethics can be viewed on our website at www.seattlegenetics.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on our website at the website address specified above.

Whistleblower Policy

Seattle Genetics has adopted a Whistleblower Policy applicable to its employees that provides for protection from retaliation or discrimination by Seattle Genetics due to reporting issues relating to concerns involving questionable accounting or auditing matters and compliance with applicable laws and regulations.

DIRECTOR COMPENSATION

Cash Compensation. Our nonemployee directors received an annual retainer of $50,000 in 2016 for their service on the Board, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings, and our lead independent director received an additional retainer of $25,000 in 2016. Our nonemployee directors also received the following additional annual retainers for service on committees of the Board in 2016:

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$8,000
Nominating and Corporate Governance Committee	$10,000	$5,000

If a nonemployee director has not served on the Board or a Board committee for the full year, the Board and any applicable Board committee retainers may be prorated for the portion of the year served.

Equity Compensation. Our Board has established a policy of providing each person who becomes a nonemployee director of Seattle Genetics an initial nonstatutory stock option to purchase shares of our common stock and an initial RSU grant. Such grants are made under our 2007 Plan. These initial awards are granted on the date on which a recipient first becomes a nonemployee director of Seattle Genetics. In addition, on the date of each annual meeting of stockholders, each nonemployee director is granted an annual nonstatutory stock option to purchase shares of common stock and an annual RSU grant under the 2007 Plan if, on such date, he or she had served on the Board for at least six months. In 2016, nonemployee directors were eligible for an initial nonstatutory stock option to purchase 13,275 shares of common stock and an initial RSU grant covering 5,310 shares of common stock, and an annual nonstatutory stock option to purchase 9,260 shares of common stock and an annual RSU grant covering 3,700 shares of common stock. Each of our nonemployee directors received an annual option for 9,260 shares and an annual RSU grant for 3,700 shares under the 2007 Plan on the date of our 2016 Annual Meeting. Each of our nonemployee directors is expected to receive an annual option for 9,260 shares of common stock and an annual RSU grant covering 3,700 shares of common stock under the 2007 Plan on the date of the 2017 Annual Meeting. In addition, effective in 2017, a nonemployee director joining our Board will be eligible for an initial nonstatutory stock option to purchase 14,250 shares of common stock and an initial RSU grant covering 5,750 shares of common stock. Prior to March 2011, initial and annual grants were made pursuant to our 2000 Directors’ Stock Option Plan (the “Directors’ Plan”), which expired in March 2011. Notwithstanding the above description, Srinivas Akkaraju and Felix Baker were not granted an initial option under the Directors’ Plan upon becoming directors of Seattle Genetics because they joined the Board in conjunction with their affiliated investment funds making substantial equity investments in Seattle Genetics.

The annual option award and annual RSU awards made to each of our directors in 2016 will vest on May 19, 2017, except with respect to Mr. McLaughlin, who forfeited his vesting option award and RSU award upon his resignation from our Board. In addition, all nonemployee directors receive full acceleration of vesting of any outstanding options or RSU awards under the 2007 Plan and the Directors’ Plan, as applicable, immediately prior to a change in control of Seattle Genetics. The exercise price of options granted to our directors is equal to the fair market value of our common stock on the NASDAQ Global Select Market on the date of grant. Options granted to nonemployee directors under the 2007 Plan and the Directors’ Plan have ten year terms and remain exercisable for up to three months following the grantee’s termination of service, unless such termination is a result of death or disability, in which case the options remain exercisable for up to a twelve-month period (or such lesser period as is determined by the Board). Although we anticipate that our Board of Directors will continue our equity compensation arrangements for nonemployee directors on the same terms as described above, it is within the Board’s discretion to review our equity compensation arrangements for nonemployee directors, and the Board may determine to implement new or revised equity compensation arrangements for our nonemployee directors that differ from those described above.

In order to align the interests of the directors with Seattle Genetics’ stockholders, our Corporate Governance Guidelines state that all nonemployee directors should, not later than December 31st of the year during which the applicable director achieves his or her fifth anniversary as a nonemployee director, own, directly or indirectly, a number of shares of Seattle Genetics common stock with a value not less than three times the annual cash retainer paid by Seattle Genetics to such director for service on the Board, and thereafter such director should continue to own a number of shares with such value until he or she is no longer a director. All of our nonemployee directors were in compliance with these director ownership guidelines as of December 31, 2016, the date the Nominating and Corporate Governance Committee used to assess such compliance for 2016.

Processes and Procedures for Determining Director Compensation. The charter of the Nominating and Corporate Governance Committee vests in the Nominating and Corporate Governance Committee the responsibility for reviewing director compensation and recommending changes to the Board. It is the practice of the Nominating and Corporate Governance Committee to seek input from executive officers and outside compensation consultants as it deems appropriate. For example, in October 2016, Compensia, Inc., our Compensation Committee’s compensation consultant, conducted a survey of director compensation at our revised peer group companies to compare our director compensation to director compensation at these peer group companies. As a result of that survey, we adjusted the initial equity compensation of our nonemployee directors to approximate the 50th percentile of compensation received by members of the boards of directors of our peer companies. We review our peer group companies periodically and our peer group for 2016 is listed under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Compensation Philosophy and Objectives.”

Director Compensation Table. The following table sets forth all of the compensation awarded to or earned by each person who served as a nonemployee director during 2016. Dr. Siegall, our only employee director, receives no compensation for Board service but is reimbursed for reasonable and customary travel expenses. Dr. Siegall’s compensation is described under “Compensation of Executive Officers” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (11)	Option Awards ($) (2) (11)	Total ($)
Marc E. Lippman, M.D. (3)	55,000	143,634	133,474	332,108
Srinivas Akkaraju, M.D., Ph.D. (4)	50,000	143,634	133,474	327,108
David W. Gryska (5)	70,000	143,634	133,474	347,108
Felix Baker, Ph.D. (6)	95,000	143,634	133,474	372,108
John P. McLaughlin (7)	65,213	143,634	133,474	342,321
Daniel G. Welch (8)	58,408	143,634	133,474	335,516
Nancy A. Simonian, M.D. (9)	60,000	143,634	133,474	337,108
John A. Orwin (10)	60,000	143,634	133,474	337,108

(1)	The amounts in this column represent the aggregate full grant date fair value of RSU awards granted during 2016 in accordance with FASB ASC Topic 718 with no estimate for future forfeitures, which value is based on the closing price of our common stock on the date of grant.
(2)	The amounts in this column represent the aggregate full grant date fair value of options granted during 2016 calculated in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	Dr. Lippman was a member of our Nominating and Corporate Governance Committee in 2016. The fees earned by Dr. Lippman consist of a $50,000 retainer for Board service, and a $5,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(4)	The fees earned by Dr. Akkaraju consist of a $50,000 retainer for Board service. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(5)	Mr. Gryska was chairman of our Audit Committee in 2016. The fees earned include a $50,000 retainer for Board service and a $20,000 retainer for service as chairman of our Audit Committee during 2016. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(6)	Dr. Baker was our lead independent director, chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee in 2016. The fees earned include a $50,000 retainer for Board service, a $25,000 retainer for service as the lead independent director, a $15,000 retainer for service as the chairman of our Compensation Committee, and a $5,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(7)	Mr. McLaughlin resigned from the Board effective on December 16, 2016. Mr. McLaughlin was a member of our Audit Committee and a member of our Compensation Committee in 2016 until his resignation. The fees earned include a $47,951 retainer for Board service, a $9,590 retainer for service as a member of our Audit Committee, and a $7,672 retainer for service as a member of our Compensation Committee, all of which were prorated for the period of service. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(8)	Mr. Welch was a member of our Compensation Committee in 2016, and replaced Mr. McLaughlin as a member of the Audit Committee upon Mr. McLaughlin’s resignation on December 16, 2016. The fees earned include a $50,000 retainer for Board service, an $8,000 retainer for service as a member of our Compensation Committee, and a $408 retainer for service as a member of the Audit Committee, prorated for the period of service. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(9)	Dr. Simonian was chairman of our Nominating and Corporate Governance Committee in 2016. The fees earned include a $50,000 retainer for Board service and a $10,000 retainer for service as a member and Chairman of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(10)	Mr. Orwin was a member of our Audit Committee in 2016. The fees earned include a $50,000 retainer for Board service and a $10,000 retainer for service on the Audit Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 20, 2016. The option awards amount represents the grant date fair value of an option granted on May 20, 2016.
(11)	As of December 31, 2016, our nonemployee directors listed in the table above held outstanding stock awards and options, as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Subject to Outstanding Options
Marc E. Lippman, M.D.	3,700	96,020
Srinivas Akkaraju, M.D., Ph.D.	3,700	76,020
David W. Gryska	3,700	88,520
Felix Baker, Ph.D.	3,700	118,520
John P. McLaughlin (1)	—	99,260

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Subject to Outstanding Options
Daniel G. Welch	3,700	102,401
Nancy A. Simonian, MD	3,700	61,020
John A. Orwin	8,700	31,020

(1)	Mr. McLaughlin resigned from our Board of Directors effective on December 16, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2017 (except as noted) regarding the beneficial ownership of our common stock by each director (including each nominee for director), by each person or group of affiliated persons known to us to beneficially own five percent or more of our outstanding common stock, by each named executive officer and by all executive officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Seattle Genetics, Inc., 21823 – 30th Drive SE, Bothell, WA 98021.

Name and Address	Total Common Stock Equivalents (1)	Percent of Common Stock Equivalents (2)
Felix J. Baker, Ph.D. (3)
Baker Bros. Advisors LP and Affiliates (3)	46,056,352	32.3%
667 Madison Avenue, 21st Floor New York, NY 10065

Baillie Gifford & Co. (4)	16,570,644	11.6%
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland United Kingdom

PRIMECAP Management Company (5)	13,230,162	9.3%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

FMR LLC (6)	11,777,880	8.3%
245 Summer Street Boston, MA 02210

The Vanguard Group (7)	7,087,643	5.0%
100 Vanguard Blvd. Malvern, PA 19355

Clay B. Siegall, Ph.D. (8)	2,309,953	1.6%

Todd E. Simpson (9)	367,018	*

Eric L. Dobmeier (10)	267,237	*

Jonathan Drachman, M.D. (11)	517,207	*

Vaughn B. Himes, Ph.D. (12)	407,502	*

Srinivas Akkaraju, M.D., Ph.D. (13)	91,565	*

David W. Gryska (14)	116,910	*

Marc E. Lippman, M.D. (15)	218,110	*

John A Orwin (16)	34,076	*

Nancy A. Simonian, M.D. (17)	66,160	*

Daniel G. Welch (18)	138,660	*

All directors and executive officers as a group (19)	50,590,750	34.7%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of common stock beneficially owned includes common stock which the named person has the right to acquire, through option exercise or otherwise, within 60 days after March 15, 2017.

(2)	Percentage of common stock equivalents is based on a total of 142,605,803 shares of common stock outstanding as of March 15, 2017. For each named person, the percentage ownership includes common stock that the person has the right to acquire within 60 days after March 15, 2017, as described in Footnote 1. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person. In some cases, beneficial ownership calculations for five percent or greater stockholders are based solely on publicly-filed Schedules 13D or 13G, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2016 unless otherwise provided.
(3)	The indicated ownership is based on (i) a Schedule 13D/A filed with the SEC by the reporting persons on November 9, 2016 and (ii) a Form 4 filed with the SEC by the reporting persons on November 8, 2016. According to the Schedule 13D/A and the Form 4, the shares reported in the table as beneficially owned by the reporting persons includes 40,840,692 shares held by Baker Brothers Life Sciences, L.P. (“Life Sciences”), 4,830,464 shares held by 667, L.P. (“667”), 18,243 shares held by FBB2, LLC (“FBB2”), 12,678 shares held by FBB3, LLC (“FBB3”), 107,511 shares held by Felix J. Baker, 107,504 shares held by Julian C. Baker and 30,000 shares issued to Felix J. Baker as a result of the exercise of options. This number also includes 109,260 shares of common stock issuable upon exercise of options held by Felix J. Baker that are exercisable within 60 days of March 15, 2017 held by Felix J. Baker that vest within 60 days of March 15, 2017. According to the Schedule 13D/A and the Form 4, Baker Bros. Advisors LP (the “Adviser”) serves as the Investment Adviser to Life Sciences and 667 (collectively the “Baker Funds”). Baker Bros. Advisors (GP) LLC (the “Adviser GP”) is the Adviser’s sole general partner. Julian C. Baker and Felix J. Baker are principals of the Adviser GP. The Adviser has complete and unlimited discretion and authority with respect to the investment and voting power of the securities held by the Baker Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. In addition, according to the Schedule 13D/A, the Adviser has voting and investment power over the options, RSU awards and common stock held by Felix J. Baker, and the Adviser GP, as well as Felix J. Baker and Julian C. Baker as principals of the Adviser GP, may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of, the options, RSU awards and common stock held by Felix J. Baker. In addition, according to the Schedule 13D/A, Julian C. Baker and Felix J. Baker are also the sole managers of FBB2 and FBB3 and as such may be deemed to be beneficial owners of shares of common stock held by FBB2 and FBB3 and may be deemed to have the power to vote or direct the vote and dispose or direct the disposition of those shares.
(4)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 6, 2017. According to the Schedule 13G/A, Baillie Gifford & Co. has sole voting power over 11,597,884 shares of common stock and sole dispositive power over 16,570,644 shares of common stock. According to the Schedule 13G/A, the shares are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and March 15, 2017.
(5)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 9, 2017. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power over 9,786,687 shares of common stock and sole dispositive power over 13,230,162 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and March 15, 2017.
(6)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 14, 2017. According to the Schedule 13G/A, FMR LLC has sole power to vote or direct the vote of 1,569,455 shares of common stock and sole power to dispose or to direct the disposition of 11,777,880 shares of common stock. According to the Schedule 13G/A, Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P.

Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and March 15, 2017.
(7)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 13, 2017. According to the Schedule 13G, The Vanguard Group has sole voting power over 76,521 shares of common stock, shared voting power over 17,800 shares of common stock, sole dispositive power over 6,992,522 shares of common stock and shared dispositive power over 95,212 shares of common stock. The Schedule 13G filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and March 15, 2017.
(8)	Includes 1,673,518 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(9)	Includes 157,573 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(10)	Includes 179,470 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(11)	Includes 402,370 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(12)	Includes 256,491 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(13)	Includes 66,760 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017 and 3,700 RSU awards that vest within 60 days of March 15, 2017.
(14)	Includes 79,260 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(15)	Includes 86,760 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(16)	Includes 19,676 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(17)	Includes 51,760 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(18)	Includes 93,141 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.
(19)	Includes 3,176,039 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than ten percent of our common stock to file initial reports of ownership and changes in ownership of our common stock. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16 reports they file. To our knowledge, based primarily on our review of the copies of such reports received or written representations from certain of these reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2016, all of these reporting persons complied with all applicable filing requirements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. While the Audit Committee is not bound by a vote either for or against the proposal, it will consider a vote against PricewaterhouseCoopers LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Seattle Genetics and its stockholders.

Stockholder approval of this Proposal No. 2 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD RECOMMENDS A VOTE FOR

THIS PROPOSAL NO. 2

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2015 and 2016 and their aggregate fees for services rendered were as follows:

Type of Fees	2016	2015
Audit Fees	$856,640	$838,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,800	1,800

Total fees	$858,440	$840,300

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including fees for professional services related to registration statement filings and to the preparation and delivery of a comfort letter required in connection with our September 2015 public offering.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no audit-related fees billed to Seattle Genetics for services rendered during 2015 or 2016.

Tax Fees. Tax fees principally included tax compliance, tax advice and tax planning fees. There were no tax fees billed to Seattle Genetics for services rendered during 2015 or 2016.

All Other Fees. All other fees include any fees billed that are not audit, audit related, or tax fees. In 2015 and 2016, these fees related to accounting research software.

Pre-Approval Policies and Procedures

In October 2006, the Audit Committee adopted an Audit and Audit-Related Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Proposed services either may be pre-approved by the Audit Committee without consideration of specific case-by-case services (i.e., general pre-approval) or require the specific pre-approval of the Audit Committee (i.e., specific pre-approval). The Audit Committee believes that the combination of these two approaches has resulted in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. As set forth in the Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by the Policy to be performed by our independent registered public accounting firm and associated fees up to $25,000, provided that the Chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee for ratification at its next regular meeting. All audit-related and non-audit related services performed by our independent registered public accounting firm in 2016 were pre-approved.

AUDIT COMMITTEE REPORT (1)

The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in March 2001, which charter is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.

The members of the Audit Committee are currently David W. Gryska (chairman), John A. Orwin and Daniel G. Welch. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that David W. Gryska is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings and acted by written consent once during 2016. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of Seattle Genetics, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited financial statements for 2016 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the audited assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee of the Board of Directors of Seattle Genetics, Inc.:

David W. Gryska (chairman)

John A. Orwin

Daniel G. Welch

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the year ended December 31, 2016 (collectively, the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the SEC’s rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders. At the 2016 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the proposal, with approximately 97% of the votes cast voting in favor of the proposal. This year we are again asking our stockholders to vote “FOR” the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our Named Executive Officers are rewarded on the basis of individual and corporate performance measured against pre-established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2016 compensation of our Named Executive Officers.

The Compensation Committee of our Board of Directors continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on Seattle Genetics, the Compensation Committee or our Board of Directors. Nevertheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2018 annual meeting of stockholders. In addition, our stockholders are able to indicate by advisory vote at our Annual Meeting their preference as to the frequency of future advisory votes on the compensation of our named executive officers, as described in Proposal No. 4 below.

Stockholder approval of this Proposal No. 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enables our stockholders to indicate their preference regarding how frequently we should seek advisory (non-binding) votes on the compensation of our named executive officers, as disclosed in our proxy statements pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two, or three years. Alternatively, stockholders may abstain from casting a vote.

At the 2011 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a say-on-pay vote every year, every two years or every three years. Consistent with the recommendation of our Board of Directors, our stockholders indicated by advisory vote their preference to hold a say-on-pay vote annually. After consideration of the voting results, and based upon its prior recommendation, our Board of Directors elected to hold a stockholder say-on-pay vote annually, which we have done since the 2011 Annual Meeting of Stockholders.

After careful consideration of this Proposal No. 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year remains the most appropriate alternative for Seattle Genetics, and therefore our Board of Directors recommends that you vote for a one-year interval for the stockholder advisory votes on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statements every year. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation.

While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding stockholder advisory votes on the approval of our named executive officer compensation practices should be held every year, every two years or every three years. As required by our bylaws, the option among those choices receiving the majority of votes cast in person or by proxy at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority of the votes cast support such frequency, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and not binding on the Board of Directors or Seattle Genetics in any way, the Board may decide that it is in the best interests of our stockholders and Seattle Genetics to hold stockholder advisory votes on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD RECOMMENDS A VOTE OF EVERY 1 YEAR ON THIS PROPOSAL NO. 4

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses and analyzes how the Compensation Committee of our Board of Directors (the “Compensation Committee”) determined the total compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the year ended December 31, 2016, who were:

•	Clay B. Siegall, Ph.D., our President and Chief Executive Officer (our “CEO”);

•	Todd E. Simpson, our Chief Financial Officer;

•	Eric L. Dobmeier, our Chief Operating Officer;

•	Jonathan Drachman, M.D., our Chief Medical Officer and Executive Vice President, Research and Development; and

•	Vaughn B. Himes, Ph.D., our Chief Technical Officer.

We refer to these executive officers as our “Named Executive Officers” or our “named executive officers.”

Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2016.

Executive Summary

2016 Business Highlights

The financial and operational highlights of our company performance for 2016 were as follows:

•	With regard to ADCETRIS® (brentuximab vedotin):

•

Continued execution of our sales strategy for ADCETRIS in the United States and Canada. Net sales of ADCETRIS were $265.8 million in 2016, representing an increase of 18% over net sales of $226.1 million in 2015.

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Reported in August 2016 that the ALCANZA phase 3 trial met its primary endpoint and showed that treatment with ADCETRIS resulted in a statistically significant improvement in the rate of objective response lasting at least four months (ORR4) versus the control arm as assessed by an independent review committee (p-value <0.0001).

•	Continued to advance the additional ongoing phase 3 trials of ADCETRIS, ECHELON-1 and ECHELON-2. Both trials are fully enrolled and we are tracking progression-free survival events.

•	Added cohorts to our ongoing trials evaluating ADCETRIS combined with nivolumab (OPDIVO) under our clinical collaboration with Bristol-Myers Squibb Company (“BMS”).

•

Our partner, Takeda Pharmaceutical Company Limited (“Takeda”), continued to make progress with ADCETRIS outside the United States and Canada, receiving European Medicines Agency (“EMA”) approval for the treatment of adult patients with CD30+ Hodgkin lymphoma at increased risk of relapse or progression following autologous stem cell transplant (“ASCT”).

•	With regard to SGN-CD33A (vadastuximab talirine):

•

Advanced the development of SGN-CD33A. We initiated the phase 3 CASCADE trial in the second quarter of 2016 evaluating SGN-CD33A in combination with hypomethylating agents (“HMAs”), in previously untreated older patients with acute myeloid leukemia (“AML”) who are not candidates for intensive induction chemotherapy.

•

Continued to evaluate SGN-CD33A in other settings in patients with myeloid malignancies, including in newly diagnosed younger AML patients and for previously untreated myelodysplastic syndrome (“MDS”) patients.

•	With regard to our product pipeline:

•

Reported interim data in October 2016 at the European Society for Medical Oncology (ESMO) Congress from a phase 1 dose-escalation trial of ASG-22ME (enfortumab vedotin) in patients with previously treated metastatic urothelial cancer, including those who had received prior checkpoint inhibitors. At the recommended phase 2 dose, ASG-22ME demonstrated an objective response rate of 59 percent in 10 of 17 patients (all partial responses) and was generally well-tolerated. We are developing ASG-22ME in collaboration with Astellas Pharma, Inc. (“Astellas”).

•

Reported updated interim data in December 2016 at the San Antonio Breast Cancer Symposium annual meeting from a phase 1, open-label, dose-escalation clinical trial to evaluate the safety and antitumor activity of SGN-LIV1A. The data indicated antitumor activity in patients with triple negative metastatic breast cancer.

•

Continued to build a robust pipeline by submitting three investigational new drug applications (“INDs”) to the U.S. Food and Drug Administration (the “FDA”) and advancing multiple early programs, resulting in ten product candidates in clinical development at the end of 2016.

•	Generated strong research throughput on our next generation antibody-drug conjugate (“ADC”) technology and new antibody targets for our product pipeline.

•	With regard to business and operations:

•	Continued to expand our operations internationally.

•	Achieved several business development objectives.

•	Achieved specified human resources and financial goals.

2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for 2016:

•	Base Salaries – Their annual base salaries were increased, including a 5% annual base salary increase for our CEO.

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Annual Cash Incentive Awards – Because we performed above target with respect to our corporate performance goals, their annual cash incentive awards under our Senior Executive Annual Bonus Plan ranged from 113% to 115% of the Named Executive Officer’s target annual cash bonus opportunities, including an annual cash incentive award to our CEO equal to 115% of his target annual cash bonus opportunity, in line with achievement of 115% of our annual corporate performance goals and the fact that our CEO’s annual cash incentive award is entirely dependent on corporate performance.

•

Long-Term Incentive Compensation – They were granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock, with aggregate grant date fair values ranging from $1.6 million to $6.6 million, including an option to purchase shares of our common stock and an RSU award that may be settled for shares of our common stock with an aggregate grant date fair value of $6.6 million granted to our CEO.

•

Special Long-Term Performance-Based Compensation Awards – They are eligible to receive certain cash awards and receive or begin vesting certain equity awards under two special incentive programs we established in 2016, based on the achievement of certain key company milestones over a multi-year period. These incentive programs are the Long Term Incentive Plan for ECHELON-1 (the “ECHELON-1 LTIP”) and the Long Term Incentive Plan for SGN-CD33A (the “SGN-CD33A LTIP”), which provide for performance-based compensation in connection with the achievement of key regulatory approvals for ADCETRIS and SGN-CD33A, respectively. While the equity portion of these awards is reflected as 2016 compensation in the “Summary Compensation Table,” these awards provide incentive and retention purposes over a multi-year period and therefore we do not view them as solely 2016 compensation. Further, as performance-based awards, these awards may never be granted or vest, as applicable, if the performance goals are not achieved.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2016, we maintained the following executive compensation policies and practices to drive performance and to minimize behaviors that we believe do not serve our stockholders’ long-term interests:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2016 compensation reviews.

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Executive Compensation Review. The Compensation Committee conducted a review and approval of our compensation strategy in January 2016, and reviewed and determined our compensation peer group used for comparative purposes.

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Additional Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, including short-term cash incentives and long-term cash and equity incentives to align the interests of our executive officers and stockholders.

•

Special Performance-Based Awards. We maintain two special long-term incentive programs offering cash and equity awards that become payable, or subject to grant or vesting, as applicable, only if we achieve designated performance goals relating to the phase 3 ECHELON-1 trial for ADCETRIS and certain regulatory approvals of SGN-CD33A . The equity awards under these programs are subject to further vesting over a multi-year period following the achievement of such performance goals.

•	No Pension Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.

•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Stock Ownership Policy. We maintain a policy that requires minimum ownership of shares of our common stock by our CEO.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•

Hedging and Pledging Prohibited. Pursuant to our insider trading policy, we prohibit our executive officers from engaging in short-term speculative transactions and further prohibit them from hedging or pledging our securities as collateral.

•	No Stock Option Repricings. Our equity plan does not permit repricing underwater stock options without stockholder approval.

Results of Most Recent Stockholder Advisory Vote on Executive Compensation

Approximately 97% of the votes cast in the “say-on-pay” stockholder advisory vote on the compensation of our Named Executive Officers in 2016 approved our executive compensation as described in our 2016 definitive proxy statement. The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our Named Executive Officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions.

The Compensation Committee considers the results of the say-on-pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received throughout the year, when making compensation decisions for the Named Executive Officers. The next say-on-pay vote on the compensation of the Named Executive Officers will take place at the Annual Meeting. Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next say-on-pay vote on the compensation of our named executive officers after the Annual Meeting will be held at the 2018 annual meeting of stockholders.

At the Annual Meeting, we are also submitting a proposal on the frequency of future stockholder advisory votes regarding the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). Our last Say-When-on-Pay vote was held at our 2011 Annual Meeting of Stockholders. An annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our Board of Directors determined to hold our say-on-pay votes on an annual basis. Following the Annual Meeting, our Board of Directors will consider the outcome of the vote and decide whether any revisions to the frequency of our say-on-pay vote are appropriate. Our Board of Directors recommends holding our say-on-pay votes on an annual basis.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide overall compensation that is competitive to attract and retain the highest caliber executive officers. In particular, we believe that, when targeted levels of performance are achieved, the resulting compensation should approximate the 50th percentile of pay practices of a peer group of companies selected by the Compensation Committee, and that additional performance should be rewarded by adjusting compensation upwards towards the 75th percentile of our peer group if an individual’s and our corporate performance exceeds expectations. The Compensation Committee believes that this approach is reasonable and appropriate to achieve the objectives of our compensation program and applies its experience and judgment when interpreting competitive market data and making compensation decisions for our executive officers. Other key objectives of our executive compensation program include aligning pay with company performance, driving the achievement of key business goals that increase stockholder value over the long-term and weighting pay deliberately toward “at risk” performance-based compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee’s basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our management is compensated effectively in a manner consistent with our compensation philosophy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees and reviews our executive compensation program, including our Senior Executive Annual Bonus Plan (the “Executive Bonus Plan”), the Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), the Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”), and our ECHELON-1 LTIP and our SGN-CD33A LTIP.

For 2016, the Compensation Committee reviewed the base salaries, annual cash incentive compensation opportunities, and the long-term incentive compensation of our Named Executive Officers in January 2016, and compared them to our compensation peer group as of January 2016, as described below in “—Competitive Positioning” primarily to ensure that our Named Executive Officer target total direct compensation opportunities as a whole were market competitive and to determine whether any adjustments were necessary. Generally, the Compensation Committee seeks to establish a mix between cash compensation and long-term equity incentives similar to the mix used by the companies in our compensation peer group. For example, generally, and for 2016, the Compensation Committee set a significant portion of compensation to be “at risk” based on our performance, in the form of both cash and equity, with heavier weight towards equity incentives that directly align the interests of our executives with our stockholders. The Compensation Committee believes that it is important to align compensation levels and the mix of compensation to that offered by our peers in order to retain and incentivize the talented executive officers whose efforts are key to our long-term success.

At the time it makes its executive compensation decisions, the Compensation Committee also reviews individual performance and our Company’s performance against pre-established company corporate and strategic goals, as well as the Company’s performance generally. In this regard, decisions with respect to the principal, ongoing elements of compensation for our executive officers are based, in combination with the competitive market analysis described above, upon the Compensation Committee’s assessment of:

•	each individual’s performance as assessed by our CEO (other than his own performance) in consultation with the Compensation Committee and our Executive Vice President, Human Resources; and

•	our performance measured against corporate and strategic goals as defined by our Board of Directors.

Generally, determinations of individual performance at the executive officer level are based primarily on the individual’s performance with respect to (and contributions toward) the achievement of our corporate and strategic goals. The Compensation Committee believes that successful execution against goals is the best way to enhance long-term stockholder value. The executive officer’s role and responsibilities and job criticality are also considered.

The Compensation Committee generally relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer, particularly with respect to base salary determinations and overall levels of long-term incentive compensation. However, as set forth below, bonus awards under our Executive Bonus Plan are formulaic in that the target and maximum bonus opportunities are established, as is the extent to which bonuses are awarded based on the achievement of pre-established company goals and, in the case of our Named Executive Officers other than our CEO, on individual performance. In addition, since 2011 for reasons described further below in “—Principal Elements of Compensation—Long Term Equity Awards,” the Compensation Committee has delivered annual stock awards in a combination of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, with options representing approximately 50% of the overall value of the equity awards granted and with RSU awards comprising the other approximately 50%.

Role of Executive Officers

Our CEO makes recommendations to the Compensation Committee with respect to base salary levels, target annual cash incentive award opportunities, individual performance assessments, and the amount of long-term equity awards to be granted to our executive officers (other than with respect to his own compensation) in consultation with Compensia and our Executive Vice President, Human Resources. In addition, our Executive Vice President, Human Resources supports the Compensation Committee in its work, including providing historical and prospective breakdowns of the compensation components for each executive officer. Neither the CEO nor any other executive officers take part in the Compensation Committee’s decisions regarding executive officer compensation.

Role of Compensation Consultant

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties and responsibilities. Pursuant to this authority, the Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, for support on matters related to the compensation of our executive officers. The Compensation Committee has found Compensia’s work to be thorough and objective.

The Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Compensia; (ii) the amount of fees from our company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our company has not created any conflict of interest.

Compensia was retained by the Compensation Committee to prepare compensation analyses for our executive officers and the nonemployee members of our Board of Directors. Specifically, Compensia was directed to provide a competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against our compensation peer group and to review other market practices and trends. This market analysis was reviewed with the Compensation Committee in January 2016, and was used to guide decisions regarding base salary adjustments and target annual cash incentive award opportunities. Updated data prepared by Compensia in June 2016 regarding our same January 2016 peer group were used to inform 2016 equity award decisions made by the Compensation Committee in August 2016. In addition, Compensia prepared compensation analyses with regard to our Board of Directors. This market analysis was reviewed by the Nominating and Corporate Governance Committee in October 2016.

Competitive Positioning

The compensation peer group used by the Compensation Committee to determine compensation for 2016 was approved by the Compensation Committee, with input provided by senior management and Compensia and a review of biotechnology and pharmaceutical companies that were similar to the Company with respect to revenue, market capitalization, headcount, development and commercialization stage and product and innovation focus. In each case, as of January 2016, these eighteen peer companies had a median market capitalization of approximately $3.15 billion, as compared to our market capitalization of approximately $5.02 billion, median annual revenue for 2015 of approximately $215 million, as compared to our annual revenue for 2015 of approximately $337 million, and a median number of 432 employees, as compared to our 657 employees. The peer group used by the Compensation Committee when making compensation decisions in 2016 consisted of:

Acorda Therapeutics, Inc. Agios Pharmaceuticals, Inc. Alexion Pharmaceuticals, Inc. Alkermes plc Alnylam Pharmaceuticals, Inc. ARIAD Pharmaceuticals, Inc.	BioMarin Pharmaceutical Inc. Clovis Oncology, Inc. Genomic Health, Inc. Incyte Corporation Intercept Pharmaceuticals, Inc. Juno Therapeutics, Inc.	Kite Pharma, Inc. Medivation, Inc. Puma Biotechnology, Inc. Ultragenyx Pharmaceutical Inc. United Therapeutics, Inc. Vertex Pharmaceuticals Incorporated

The Compensation Committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly.

Principal Elements of Compensation

Our executive total compensation program currently consists of four principal components: base salary, annual cash incentive awards (if approved by the Compensation Committee), long-term equity awards, currently in the form of stock options and RSU awards which are subject to time-based vesting, and performance-based incentive awards. The Compensation Committee seeks to ensure the aggregate level of pay across all of the pay elements (base, total cash, long-term incentives) is meeting our desired objectives for each executive officer.

Base Salary

We use base salaries to attract and retain talented executive personnel. The Compensation Committee establishes the base salaries for our CEO and our other executive officers based on the underlying scope of their respective responsibilities, after taking into account competitive market compensation by reviewing the base salaries paid by our peer group for similar positions. The base salary for each executive officer is initially determined on an annual basis by first referencing the 50th percentile for similarly positioned executives based on the peer group data, and then by adjusting for other factors, including individual performance, achievement of our corporate and strategic goals, changes in job duties and responsibilities, compensation relative to our other executive officers, budget considerations, scope and criticality of role, as applicable. Typically, annual base salary adjustments are effective February 1 of each year.

Annual Cash Incentive Awards

We have adopted an Executive Bonus Plan, which provides cash incentives designed to reward each executive officer for our corporate performance and such officer’s individual contributions and performance toward achieving key corporate goals. The performance metrics against which our executive officers are measured are clearly communicated, measurable and consistently applied, and include corporate goals, such as research, development and clinical milestones, hiring goals, sales and commercial goals, strategic alliances, licensing and partnering transactions and financings.

The corporate performance percentage represents the percentage achievement of the Company’s corporate goals as determined by the Compensation Committee and is expressed as a percentage of 100%. In making its assessment regarding the extent to which the corporate performance objectives for the year have been achieved, the Compensation Committee considers both the extent to which the objectives have been achieved or exceeded as well as the difficulty of each objective that was achieved compared to any objectives that were not achieved and any significant additional achievements that were not contemplated at the beginning of the performance year. The Compensation Committee also assesses our performance on an overall basis. The corporate payout factor determined by this process is then used to calculate the corporate portion of each executive officer’s annual bonus payout.

Our CEO assesses the other executive officers’ contributions to the corporate goals, and makes a recommendation to the Compensation Committee with respect to the individual performance percentage. The factors considered by the CEO in making this determination include a holistic evaluation of performance, the criticality of the executive officer’s role, the executive officer’s contribution to achieving the corporate goals and the achievement of any applicable pre-defined individual or departmental goals. This individual performance factor may range from 0% to up to 150%, with 100% being at target. The Compensation Committee reviews the CEO’s recommendations on individual performance factors for each executive officer and then makes a final determination of the individual performance percentage for each executive officer. No individual performance factor is determined for the CEO since his annual cash incentive award is based entirely on the corporate performance factor discussed above.

The weighting between the corporate performance percentage and the individual performance percentage used for determining the annual cash incentive awards is determined for each executive officer based on his or her position as is set forth in the table below. The Compensation Committee determined that greater weighting of the corporate goals should apply to our CEO and our Chief Operating Officer than our other Named Executive Officers because their positions and responsibilities give them more opportunity to significantly impact our overall corporate performance.

Named Executive Officer	Corporate Performance Goals	Individual Performance Goals
Dr. Siegall	100%	0%
Mr. Simpson	60%	40%
Mr. Dobmeier	80%	20%
Dr. Drachman	60%	40%
Dr. Himes	60%	40%

The target annual cash incentive award opportunity (expressed as a percentage of base salary) for each executive officer is determined by the Compensation Committee and is based on a review of potential bonuses for similarly positioned executives at companies included in our peer group. These target opportunities are reviewed periodically, and may be adjusted based on the results of competitive market data provided by Compensia to be closer to the 50th percentile for annual cash bonus targets for similar positions.

The corporate performance percentage and individual performance percentage (weighted as described above) are then multiplied by the target annual cash incentive award opportunity (expressed as a percentage of base salary) for each executive officer to determine the actual amount of the bonus award.

The achieved corporate performance percentage and/or the achieved individual performance percentage may exceed 100% in the event we and/or the executive officer exceed expected goals, provided that neither percentage may exceed 150%. Accordingly, each executive officer’s target annual cash incentive award opportunity under the Executive Bonus Plan is capped at 150% of the target bonus amount, and in addition, each executive officer must achieve at least a 50% individual performance percentage to receive a bonus award under the Executive Bonus Plan (other than our CEO whose annual cash incentive award is based solely on the achievement of our corporate goals).

Long-Term Equity Awards

We offer long-term incentive compensation in the form of equity awards to our executive officers to align their incentives with stockholder value creation. Generally, a significant equity award is granted at the time an executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally granted once a year unless such executive officer is promoted, provided with a retention grant or recognized for outstanding performance.

The equity awards granted to our executive officers include options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. The Compensation Committee believes that, while both stock options and RSU awards enable our executive officers to benefit, like stockholders, from any increases in the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price and thereby provide incentives for our executive officers to increase the value of our common stock over the long term. Because stock options generally vest over four years, they also provide a long-term retention incentive. The Compensation Committee grants RSU awards because they are less dilutive to our stockholders, as fewer shares of our common stock are granted to achieve an equivalent value relative to stock options, and because, relative to options, RSUs are an effective retention tool even in a case in which our trading price is low as compared with option exercise prices. Generally, each RSU award granted vests in full on the third-anniversary of the date of grant, subject to continued service, so that the awards are designed to provide a long-term retention incentive.

Generally, the value of proposed annual equity awards for each named executive officer are determined first by referencing the 50th percentile of the compensation peer group and then adjusted based on individual performance, contributions to corporate and strategic goals, and consideration of the retention value of the executive officer’s total equity holdings and internal pay equities based on the scale and impact of the executive’s role. Based on these factors, annual equity award levels are typically set in a range from the 50th percentile to the 75th  percentile of the peer group.

The options to purchase shares of our common stock granted to our Named Executive Officers generally vest as to 25% of the shares subject to the option upon the first anniversary of the grant date and as to 1/36th of the remaining shares subject to the option each month thereafter until such grant is fully vested on the fourth anniversary of the grant date. Such options are also subject to vesting acceleration as described under “—Post-Employment Compensation” below.

Generally, upon hiring an executive officer, an equity award will be granted on the fifteenth day of the month following the month he or she commences employment (or first business day thereafter). Annual equity awards to all executive officers are granted at regularly scheduled meetings of the Compensation Committee and are generally made in August. We do not have any program, plan or practice to time stock awards to our executive officers or other employees in coordination with the release of material, non-public information.

The exercise price of our options to purchase shares of our common stock must be equal to the fair market value (our closing price on the NASDAQ Global Select Market) of our common stock on the date of grant.

Performance-Based Incentive Awards

From time to time as it determines appropriate, the Compensation Committee may grant additional long-term cash or equity incentive opportunities intended to drive attainment of key performance goals over a multi-year period. For example, in March 2010 we adopted a long term incentive plan providing cash and equity awards in connection with the initial FDA approval of ADCETRIS, which occurred in August 2011. In 2016, the Compensation Committee approved two long term incentive programs that are designed to incentivize achievement of key company milestones consisting of (1) the approval by the FDA of an ADCETRIS label expansion based on the phase 3 ECHELON-1 trial and (2) U.S. and European regulatory approvals of SGN-CD33A. Both of these programs are described further below under “—2016 Compensation Decisions for the Named Executive Officers—Performance-Based Incentive Awards.” The target values for each plan are based on the full year bonus target applicable to each individual executive. The Compensation Committee selected this approach to setting target value because the bonus target values were developed based on peer group data, and because we previously used this same approach with respect to our long term incentive plan in 2010.

2016 Compensation Decisions for the Named Executive Officers

We believe that 2016 was a productive year for us due in part to successful ALCANZA topline data release, progress on key corporate phase 3 trials of ADCETRIS and SGN-CD33A, and the additional progress we made advancing our clinical development pipeline projects, as described above under the heading “—Executive Summary.”

Base Salary

The following table sets forth the base salaries effective for each of our Named Executive Officers that were approved by the Compensation Committee in January 2016 and became effective as of February 1, 2016 and the percentages that their base salaries were increased from their 2015 base salary levels:

Named Executive Officer	2015 Base Salary	2016 Base Salary		Percentage Increase
Dr. Siegall	$815,000	$855,750		5%
Mr. Simpson	$458,550	$476,900		4%
Mr. Dobmeier	$435,668	$455,272		4.5%
Dr. Drachman	$487,800	$512,200		5%
Dr. Himes	$408,650	$435,000	(1)	6.4%

(1)	The Compensation Committee also subsequently approved an additional increase of 5.7% to Dr. Himes’ base salary to $460,000 related to and effective upon his promotion to Chief Technical Officer in September 2016.

In January 2016, the Compensation Committee approved a merit increase of 5% to our CEO’s base salary in recognition of his role in leading the achievement of our strong corporate performance and following its analysis of competitive market data based on the peer group salary levels near the 50th percentile. With the merit increase, Dr. Siegall’s base salary remained close to, and was slightly above, the 50th percentile of peer data.

With respect to Mr. Simpson, the Compensation Committee focused on his leadership of our finance, information technology and facilities/real estate departments, including budget and long-range planning goals and managing expenses to such budgets and plans, for determination of his base salary increase. In January 2016, the Compensation Committee approved a merit increase of 4% to Mr. Simpson’s base salary in recognition of the individual performance described above and following its analysis of competitive market data based on the peer group salary levels. With the merit increase, Mr. Simpson’s base salary remained close to, and was slightly below, the 50th percentile of peer data.

With respect to Mr. Dobmeier, the Compensation Committee focused on his oversight of the Company’s operations, corporate communications and investor relations initiatives and his contribution to our business development activities. In January 2016, the Compensation Committee approved a merit increase of 4.5% to Mr. Dobmeier’s base salary in recognition of his individual performance described above and following its analysis of competitive market data based on the peer group salary levels. With the merit increase, Mr. Dobmeier’s base salary remained close to, and was slightly above, the 50th percentile of peer data.

With respect to Dr. Drachman, the Compensation Committee focused on his leadership in research and development. In January 2016, the Compensation Committee approved a merit increase of 5% to Dr. Drachman’s base salary in recognition of his individual performance described above and following its analysis of competitive market data based on the peer group salary levels. With the merit increase, Dr. Drachman’s base salary remained close to, and was slightly above, the 50th percentile of peer data.

With respect to Dr. Himes, the Compensation Committee focused on his leadership of our manufacturing, supply chain, quality assurance and control and process sciences functions. In January 2016, the Compensation Committee approved a merit increase of 6.4% to Dr. Himes’ base salary in recognition of his individual performance described above and following its analysis of competitive market data based on the peer group salary levels near the 50th percentile and consideration of the factors described above. In August 2016, the Compensation Committee approved an additional increase of 5.7% to Dr. Himes’ base salary in recognition of his promotion to Chief Technical Officer. This increase was effective September 1, 2016. In determining this base salary adjustment in connection with this promotion, the Compensation Committee considered the peer group data from Compensia discussed above under “—Compensation Setting Process—Competitive Positioning” and also reviewed Radford industry survey data for the top manufacturing leadership role in pharmaceutical companies. In addition to these data, the Compensation Committee also considered the breadth of Dr. Himes’ role, which includes supervision of process sciences and quality, in determining his base salary in the role of Chief Technical Officer. With the merit increase and promotion, Dr. Himes’ base salary was above the 50th percentile of peer data, but below the 75th percentile, because of the breadth of Dr. Himes’ role beyond that of typical manufacturing executives.

Annual Cash Incentive Awards

The target annual cash incentive award opportunities for our Named Executive Officers for 2016 are set forth in the table below. These targets were set based on market data from our peer group for similar positions. Other than the adjustment of Dr. Himes’ percent from 45% to 50% in connection with his promotion to Chief Technical Officer, there were no other changes from 2015 targets.

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (percentage of base salary)	Target Annual Cash Incentive Award Opportunity ($)
Dr. Siegall	100%	$855,750
Mr. Simpson	50%	$238,450
Mr. Dobmeier	50%	$227,636
Dr. Drachman	50%	$256,100
Dr. Himes	45%, 50% (1)	$214,667	(1)

(1)	Dr. Himes’ target annual cash incentive award opportunity percentage was 45% prior to his promotion to Chief Technical Officer in September 2016, and 50% thereafter. As a result, Dr. Himes’ target annual cash incentive award opportunity was set at 47% of his base salary as of December 31, 2016, in order to reflect the impact of his promotion and the time he served in each role.

The corporate performance goals established under the Executive Bonus Plan in 2016 were primarily based on sales of ADCETRIS, the advancement of development and clinical activities related to ADCETRIS, SGN-CD33A and our additional product candidates (including clinical trial initiations, enrollment and completion), business development and corporate strategy, expense management and stock performance, all of which the Compensation Committee believes strongly relate to the creation of stockholder value. Our performance goals in 2016 were as set forth below. The ADCETRIS goal was weighted at 50%, the SGN-CD33A goal was weighted at 30%, and the pipeline goal and the business and operations goal were each weighted at 10%.

The ADCETRIS goal included the following targets:

•	achieving sales goals established by the Board of Directors in the United States and Canada;

•	meeting commercial manufacturing supply chain goals;

•	completing the ALCANZA database lock and topline data release;

•

advancing frontline expansion activities including relating to ECHELON-1 and ECHELON-2 supplemental Biologics License Application (“sBLA”) submission plans and additional related actions, including completion of ECHELON-2 enrollment;

•	achieving goals related to clinical trials in the frontline CD30-positive diffuse large B-cell lymphoma indication;

•	presenting nivolumab (OPDIVO) combination data at the American Society of Hematology (“ASH”) annual meeting;

•	achieving certain goals relating to life cycle management strategy; and

•	increasing pathologist awareness of ADCETRIS as a CD30-targeted agent.

The SGN-CD33A goal included the following targets:

•	achieving enrollment goals in our phase 3 clinical trial of SGN-CD33A;

•	presenting phase 1 data from HMA combination cohort and frontline AML trial at ASH annual meeting;

•	achieving certain goals relating to product development strategy;

•	achieving certain treatment goals for patients with high risk MDS;

•	identifying recommended doses for pre- and post-allo AML patient populations; and

•	achieving certain manufacturing goals.

The product pipeline included the following targets:

•	achieving goals related to clinical trials in SGN-CD19A, ASG-15ME, ASG-22ME, SGN-LIV1A and SGN-CD70A;

•	achieving treatment goals in our phase 1 trials of SGN-CD40 and SGN-CD19B;

•	submitting INDs for new programs; and

•	achieving specific research goals relating to technology development.

The business and operations goal included the following targets:

•	building a team to support international operations and related planning;

•	achieving specified business development objectives;

•	hiring employees to budgeted plan and minimizing employee attrition;

•	managing expenses to budget; and

•	achieving stock performance relative to appropriate biotechnology indices.

We fully met the majority of our performance goals for 2016, including the ADCETRIS commercial manufacturing supply chain goals; the goals related to frontline expansion activities including with regard to ECHELON-1 and ECHELON-2 sBLA submission plans and completion of ECHELON-2 enrollment; the goal of presenting ADCETRIS/nivolumab (OPDIVO) combination data at the ASH annual meeting; the goals relating to our ADCETRIS life cycle management strategy; the goal of presenting phase 1 data from HMA combination cohort and frontline AML trial of SGN-CD33A at the ASH annual meeting; the goals relating to our SGN-CD33A product development strategy; the SGN-CD33A manufacturing goals; the goals related to clinical trials in ASG-15ME, ASG-22ME, SGN-CD70A and SGN-CD19B; the goals of submitting specified INDs for new programs; the goal of building a team to support international operations and related planning; the goal of hiring employees to budgeted plan and minimizing employee attrition; and the goal of managing expenses to budget. We also significantly exceeded multiple goals, including those related to ALCANZA, pathologist awareness of ADCETRIS as a CD30-targeted agent, progress on the phase 3 CASCADE trial of SGN-CD33A and stock performance. The 2016 performance goals were aggressive and set at challenging levels such that the attainment of executive target annual cash incentive award opportunities was not assured at the time they were set and would require a high level of effort and execution on the part of the executive officers in order to achieve the goal. While we did not fully meet all of our goals, in light of the challenging nature of the goals and the large number of goals that were met or exceeded, the Compensation Committee determined our corporate performance percentage to be 115% for 2016.

For 2016, based on the individual performance noted under “—Base Salary” above and the Compensation Committee’s view that each executive contributed significantly to our strong performance in 2016 and our corporate goal achievement, the individual performance factors for our Named Executive Officers were determined to be 115% for each of Mr. Dobmeier, Dr. Drachman and Dr. Himes, and 110% for Mr. Simpson.

The combination of the corporate performance percentage and the individual performance percentages resulted in awards under the 2016 Executive Bonus Plan for our Named Executive Officers in the following amounts:

Named Executive Officer	Corporate Performance Percentage	Individual Performance Percentage	2016 Annual Cash Incentive Award ($)	Percentage of Target Annual Cash Incentive Award
Dr. Siegall	115%	N/A	$985,000	115%
Mr. Simpson	115%	110%	$269,500	113%
Mr. Dobmeier	115%	115%	$261,800	115%
Dr. Drachman	115%	115%	$294,600	115%
Dr. Himes	115%	115%	$246,900	115%

Long-Term Equity Awards

In line with our typical practice, the equity awards granted to our executive officers in 2016 included a 50/50 combination of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock.

In August 2016, the Compensation Committee considered the grant of annual equity awards to our executive officers after reviewing a competitive market analysis prepared by Compensia, the recommendations of our CEO based on his evaluation of their individual performance, the executive officer’s prior grant levels and the extent to which the executive officer is currently vested in his stock awards, scope and criticality of role and parity among executives in roles of a given level.

The table below shows the number of shares subject to the stock options and RSU awards granted to our Named Executive Officers in August 2016 (other than pursuant to the special ECHELON-1 LTIP and SGN-CD33A LTIP described separately below), as well as the total grant date fair value of these awards on the applicable date of grant.

Named Executive Officer	Options to Purchase Shares of our Common Stock (#)	RSU Awards for Shares of our Common Stock (#)	Aggregate Grant Date Fair Value ($) (1)
Dr. Siegall	180,000	72,000	$6,585,739
Mr. Simpson	45,000	18,000	$1,646,436
Mr. Dobmeier	72,500	29,000	$2,652,591
Dr. Drachman	72,500	29,000	$2,652,591
Dr. Himes (2)	42,500	17,000	$1,554,968

(1)	The amounts in this column represent the aggregate full grant date fair value of stock options and RSUs granted in August 2016 in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts with respect to stock options, see Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	In addition to the equity awards in the table above, the Compensation Committee granted Dr. Himes in August 2016 an additional RSU award for 9,600 shares, with an aggregate grant date fair value of $427,680 in connection with his promotion to Chief Technical Officer.

The Compensation Committee used updated competitive market data developed by Compensia in June 2016 based on our same January 2016 peer group in determining the amount of these equity awards. Dr. Siegall’s award was at the 70th percentile which the Compensation Committee determined to be appropriate based on Dr. Siegall’s leadership of the Company, the Company’s performance and the total retention value of his equity awards. In the cases of Mr. Dobmeier and Dr. Drachman, the Compensation Committee decided to grant both executives equivalent awards based on their roles, performance and efforts in support of the achievement of the Company’s 2016 goals. Mr. Dobmeier’s award was near the 50th percentile of the peer group data and given his strong performance and the long term nature of equity awards, the Compensation Committee elected not to prorate his equity awards based on his 85% of full time schedule. Dr. Drachman’s and Mr. Simpson’s awards were above the 50th percentile but below the 75th percentile of the peer group data for their roles, and Dr. Himes’s award was near the 75th percentile of peer group data. The Compensation Committee viewed their awards as appropriate given their roles, respective performance and impact on the achievement of the Company’s 2016 goals. In addition, Dr. Himes’ role is broader than most manufacturing roles within our peer group and the Compensation Committee thus determined that a grant at the 75% percentile of his peer group was appropriate.

The options to purchase shares of our common stock granted to our Named Executive Officers in 2016 (other than the options grants pursuant to the special ECHELON-1 LTIP) vest as to 25% of the shares subject to the option upon the first anniversary of the grant date and as to 1/36th of the remaining shares subject to the option each month thereafter until such grant is fully vested on the fourth anniversary of the grant date. Such options are also subject to vesting acceleration as described under “—Post-Employment Compensation” below.

The exercise price of the options granted to our executive officers in 2016 equaled the fair market value of our common stock, our closing price on the NASDAQ Global Select Market, on the date of grant.

RSU awards granted to our Named Executive Officers in 2016 vest in full on the third anniversary of the grant date, subject to vesting acceleration as described under “—Post-Employment Compensation” below.

Performance-Based Incentive Awards

In 2016, the Compensation Committee approved two long term incentive programs that are designed to incent achievement of key milestones, consisting of (1) the approval by the FDA of an ADCETRIS label expansion based on our phase 3 ECHELON-1 trial and (2) U.S. and European regulatory approvals of SGN-CD33A.

Special Incentive Awards Based on Phase 3 ECHELON-1 Trial

On May 9, 2016, the Compensation Committee approved the ECHELON-1 LTIP, a performance-based long-term incentive plan to incent our executive officers and other employees to achieve FDA regulatory approval of a label expansion of ADCETRIS based on the phase 3 ECHELON-1 trial. Under the ECHELON-1 LTIP, each participant is eligible to receive a cash award and an option to purchase shares of our common stock, with the amount of each cash and option award based on the participant’s position with the Company.

The Compensation Committee designed the ECHELON-1 LTIP to provide for an award that is paid 75% in options to purchase shares of our common stock and 25% in cash to allow for significant retention value in the event of stock price appreciation, because the options were granted on the effective date of the plan but do not begin to vest until the FDA’s approval of the ADCETRIS label expansion.

The cash awards will be payable to participants in the plan upon the approval by the FDA of an ADCETRIS label expansion based on data from our phase 3 ECHELON-1 trial by December 31, 2019 (the “Approval Milestone”) and will be paid following the Compensation Committee’s certification of the achievement of the Approval Milestone, provided that the participant is still actively employed by the Company and is in good standing as of the payment date. If the Approval Milestone is not achieved by December 31, 2019, the cash awards will be forfeited.

The options to purchase shares of our common stock were granted to our Named Executive Officer participants in the ECHELON-1 LTIP on May 9, 2016 with an exercise price of $34.20 per share (the fair market value of our common stock on the date of grant). These options will commence vesting, if at all, upon the

Compensation Committee’s certification of the achievement of the Approval Milestone, and will vest in four equal annual installments on the first four anniversaries of the date the Approval Milestone is achieved, subject to continuous service with the Company as of each vesting date. If the Approval Milestone is not achieved by December 31, 2019, the stock options will be forfeited.

The payment of the cash awards and the vesting of the stock options are subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the cash award or stock option.

The potential cash awards payable and the stock options granted to our Named Executive Officers are set forth in the table below. In the case of the ECHELON-1 LTIP and the SGN-CD33A LTIP as described below, the Compensation Committee made the decision to provide cash and equity incentives to Mr. Dobmeier on a non-prorated basis in light of Mr. Dobmeier’s contributions to the Company and his efforts in support of the achievement of the respective long term incentive plan milestones.

Named Executive Officer	Potential Cash Award ($)	Option to Purchase Shares of our Common Stock (Number of Shares)
Dr. Siegall	$212,500	37,280
Mr. Simpson	$60,000	10,526
Mr. Dobmeier	$60,000	10,526
Dr. Drachman	$60,000	10,526
Dr. Himes	$47,500	8,333

Special Incentive Awards Based on Regulatory Approval of SGN-CD33A

On July 13, 2016, the Compensation Committee approved the SGN-CD33A LTIP, a performance-based long-term incentive plan to incent our executive officers and other employees to achieve regulatory approvals of SGN-CD33A, a product candidate in phase 3 clinical testing. Under the SGN-CD33A LTIP, each Named Executive Officer is eligible to receive a cash award and an RSU award that may be settled for shares of our common stock.

The Compensation Committee designed the SGN-CD33A LTIP to include an award to executive officers that is 50% cash and 50% RSUs based on the long term nature of the goal and the additional retentive value that can be provided by RSU awards, as a complement to the option grant made in connection with the ECHELON-1 LTIP.

A portion of each cash award will become payable, and a portion of each RSU award will be granted, only upon certification by the Compensation Committee that the FDA has approved SGN-CD33A (such approval, the “FDA Approval Milestone”), and the remaining portion of each cash award will become payable, and the remaining portion of each RSU award will be granted, only upon certification by the Compensation Committee of the first achievement of certain marketing approvals in Europe (such achievement, the “EU Approval Milestone” and together with the FDA Approval Milestone, the “Milestones”), provided in each case that the participant is still actively employed by the Company and is in good standing as of the applicable payment date (with respect to the cash award) and grant date (with respect to the RSU award).

Any RSU award granted due to achievement of a Milestone will vest on the second anniversary of the occurrence of such Milestone, subject to continuous service with the Company through the vesting date. The vesting of any RSU awards is subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the awards.

If a Milestone is not achieved by a specified date with respect to such Milestone, then no cash award will be made nor will an RSU award be granted with respect to such Milestone.

The total target award value (expressed in dollars) for a participant in the plan with respect to the cash award and RSU award, if any (the “Target Award Value”), is based on his or her position with the Company. Actual award values, which may be adjusted on a sliding scale from 0% to 130% of the Target Award Value, are calculated based on the dates of achievement of each Milestone. In addition, in the case of our Named Executive Officers:

•

the amount of the cash award, if any, with respect to the FDA Approval Milestone will be equal to 50% of the executive’s Target Award Value, multiplied by two-thirds, multiplied by the actual award value percentage from the sliding scale;

•

the amount of cash paid, if any, with respect to the EU Approval Milestone will be equal to 50% of the executive’s Target Award Value, multiplied by one-third, multiplied by the actual award value percentage from the sliding scale;

•

the number of shares of our common stock subject to the executive’s RSU award, if any, with respect to the FDA Approval Milestone will be equal to 50% of his or her Target Award Value, multiplied by two-thirds, multiplied by the actual award value percentage from the sliding scale, with the product of these amounts then divided by the closing market price of our common stock on the date of grant; and

•

the number of shares of our common stock subject to the executive’s RSU award, if any, with respect to the EU Approval Milestone will be equal to 50% of his or her Target Award Value, multiplied by one-third, multiplied by the actual award value percentage from the sliding scale, with the product of these amounts then divided by the closing market price of our common stock on the date of grant.

The Target Award Values for our Named Executive Officers are as follows:

Named Executive Officer	Target Award Value ($)
Dr. Siegall	$850,000
Mr. Simpson	$240,000
Mr. Dobmeier	$240,000
Dr. Drachman	$240,000
Dr. Himes	$190,000	(1)

(1)	Dr. Himes’ Target Award Value is presented as of July 13, 2016, the date of the inception of the SGN-CD33A LTIP, based on his role as Executive Vice President, Technical Operations. Dr. Himes’ actual Target Award Value will be prorated to reflect his promotion to Chief Technical Officer in September 2016, based on the amount of time under the SGN-CD33A LTIP he served as Executive Vice President, Technical Operations relative to the amount of time he served as Chief Technical Officer. The amount cannot be determined at this point in time as the date of the BLA submission to the FDA for SGN-CD33A, if any, which drives the Target Award Value, is unknown.

Health and Welfare Benefits

All of our Named Executive Officers are eligible to receive our standard employee benefits, such as our Section 401(k) plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the ESPP, in each case on the same basis as our other employees, including the matching contributions provided under our Section 401(k) plan. We make a matching contribution equal to 75% of each employee’s salary deferral contribution up to 6% of the employee’s compensation, subject to the applicable statutory limit. The matched contribution is subject to a vesting period of four years, with vesting occurring at a rate of 25% per year. Following four years of employment with the Company, all existing and future matching contributions to the Section 401(k) plan are fully vested.

Employment Agreements

We are a party to employment agreements with each of our Named Executive Officers. As further described below, when establishing the termination and change of control provisions in our agreements with our Named Executive Officers, the Compensation Committee considered industry practice.

Post-Employment Compensation

We provide severance benefit protection to our Named Executive Officers through our individual employment agreements with each such individual.

The Compensation Committee believes these severance payments and benefits are important from a retention perspective to provide some level of protection to our executive officers from having their employment terminated without cause or constructively terminated prior to or after a change in control of the Company, or from experiencing a life-changing disability, and that the amounts are reasonable when compared with similar arrangements adopted by other biotechnology companies. In addition, the Compensation Committee believes that these severance payments and benefits align our executive officer and stockholder interests by enabling them to consider corporate objectives and possible transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether such objectives or transactions may jeopardize their own employment.

With these arrangements, the Compensation Committee sought uniformity of terms among our executive officers based on their positions at the Company, with only our CEO receiving vesting acceleration benefits solely as a result of a change in control of the Company. In addition, the Compensation Committee believes that the payment-triggering event outside of the death or disability context, namely, being terminated without cause or constructively terminated, and then only when there is no misconduct by the executive officer, is a fair hurdle for the ensuing rewards. Further, our CEO’s full acceleration of vesting of stock awards upon a change in control of the Company is intended to reduce the concern that he may not have a comparable position in an acquiring company as a result of the change of control.

More information regarding these arrangements is provided under the heading “—Potential Payments Upon Termination or Change-in-Control—Employment Agreements.”

Tax and Accounting Considerations

Deduction Limitation

In making compensation decisions affecting our executive officers, the Compensation Committee considers and takes into account our ability to deduct under applicable federal corporate income tax law compensation payments made to our executive officers. Specifically, the Compensation Committee considers the requirements and the impact of Section 162(m) of the Internal Revenue Code, which generally disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the three other most highly compensated executive officers (other than the CFO), respectively, unless such compensation meets the requirements for the “performance-based” exception or another exception to Section 162(m).

While mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of options to purchase shares of our common stock or other “performance-based” compensation to our executive officers, by the Compensation Committee is not a guarantee of deductibility under the Internal Revenue Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Accounting Considerations

We follow Financial Accounting Standards Board ASC Topic 718 for our stock-based compensation awards. In accordance with ASC Topic 718, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We expect to record this expense on an ongoing basis over the requisite employee service period. For performance-based stock options, we expect to record compensation expense over the estimated service period once the achievement of the performance based milestone is considered probable. At each reporting date, we assess whether achievement of a milestone is considered probable, and if so, record compensation expense based on the portion of the service period elapsed to date with respect to that milestone, with a cumulative catch-up, net of estimated forfeitures. We will recognize remaining compensation expense with respect to a milestone, if any, over the remaining estimated service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Stock Ownership Guidelines

Our CEO is required to own, directly or indirectly, a number of shares of our common stock with a value of not less than five times his base salary as of December 31 of each year. As of December 31, 2016, our CEO was in compliance with this stock ownership requirement. Currently, we do not have stock ownership guidelines for our executive officers (other than our CEO) because their compensation is set within a typical market range and is already performance-based and each holds a meaningful stake in company stock as a result of long-term equity incentives awarded.

Prohibitions on Hedging and Pledging

Pursuant to our insider trading policy, we prohibit our executive officers and the members of our Board of Directors from engaging in short-term speculative transactions and further prohibit them from hedging or pledging our securities as collateral.

Compensation Recovery Policy

Currently, we do not have a policy to recover incentive compensation paid to our executive officers in the event of a financial restatement. We will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy in accordance with such requirements once the SEC adopts final regulations on the subject.

As a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Compensation and Risk

We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to assume excessive risks.

The Compensation Committee periodically reviews the elements of executive compensation to determine whether any portion of executive compensation encourage excessive risk taking. The Compensation Committee most recently conducted this review in January 2017 and concluded that it does not. Among the factors that the Compensation Committee considered were that:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to provide meaningful target levels that enhance stockholder value but that are quantifiable using objective criteria and include multiple performance measures; and

•	short-term incentive awards are capped by the Compensation Committee.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. The Compensation Committee believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the members of the Compensation Committee:

Felix Baker, Ph.D. (chairman)

John A. Orwin

Daniel G. Welch

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act or the Exchange Act, other than in Seattle Genetics’ Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation Committee consisted of Felix Baker (chairman), John P. McLaughlin and Daniel G. Welch, none of whom is a current or former officer or employee of Seattle Genetics. Mr. McLaughlin resigned from the Company’s Board in December 2016 and the Compensation Committee currently consists of Felix Baker (chairman), John A. Orwin and Daniel G. Welch. Please refer to the section of this proxy statement entitled “Certain Relationships and Related Party Transactions” for information concerning certain transactions involving entities affiliated with Dr. Baker.

During 2016, no member of the Compensation Committee or executive officer of Seattle Genetics has or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, or earned by, our “principal executive officer,” “principal financial officer,” and the three other highest paid executive officers whose total compensation in 2016 exceeded $100,000. We refer to these officers in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1) (2)		Option Awards ($) (1) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Clay B. Siegall, Ph.D.	2016	852,354		—	3,686,600	(6)	4,015,160	985,000	20,283	9,559,397
President and CEO	2015	813,457		603	2,505,600		2,524,405	1,018,750	8,430	6,871,245
	2014	759,250		—	2,645,400		2,803,482	646,800	8,280	6,863,212

Todd E. Simpson	2016	475,371		—	935,400	(6)	1,026,148	269,500	12,405	2,718,824
Chief Financial Officer	2015	457,254		1,776	665,550		670,549	268,252	8,430	2,071,811
	2014	422,067		—	749,530		794,324	215,298	8,280	2,189,499

Eric L. Dobmeier	2016	453,639	(7)	—	1,433,700	(6)	1,534,003	261,800	12,405	3,695,547
Chief Operating Officer	2015	419,045	(7)	276	743,850		749,435	312,656	8,430	2,233,692
	2014	472,262		—	793,620		841,046	260,480	8,280	2,375,688

Jonathan Drachman, M.D.	2016	510,167		—	1,433,700	(6)	1,534,003	294,600	12,405	3,784,875
Chief Medical Officer	2015	486,233		220	783,000		788,879	304,875	8,430	2,371,637
	2014	446,458		1,500	881,800		934,498	240,597	8,280	2,513,133

Vaughn B. Himes, Ph.D.	2016	441,138		—	1,292,780	(6)	939,330	246,900	12,405	2,932,553
Chief Technical Officer	2015	407,337		—	587,250		591,658	226,188	8,430	1,820,863
	2014	391,792		500	661,350		700,872	179,162	8,280	1,941,956

(1)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the Named Executive Officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, as required to be disclosed under SEC rules. The reported amounts do not reflect the risks that potential RSUs to be granted under the SGN-CD33A LTIP upon the satisfaction of performance conditions may not be granted because the applicable performance conditions are not met or, in the case of performance stock options granted under the ECHELON-1 LTIP, that there is no vesting because the applicable performance condition is not met.
(2)	The amounts in this column include the aggregate grant date fair value of non-performance based RSUs granted during the relevant year in accordance with FASB ASC Topic 718 with no estimate for future forfeitures, which value, for non-performance based RSUs, is based on the closing price of our common stock on the date of grant. Please see “Compensation Discussion and Analysis” above and “Grants of Plan-Based Awards” below for more information regarding the RSUs we granted to the Named Executive Officers in 2016. For 2016, the amounts in this column also include the fair value of potential RSUs to be granted under the SGN-CD33A LTIP—see footnote (6) below.
(3)

The amounts in this column represent the aggregate grant date fair value of stock options granted during the relevant year in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. With respect to the option awards granted to the Named Executive Officers as part of the ECHELON-1 LTIP, since the vesting of these options will commence, if at all, only upon the Compensation Committee’s certification of the achievement of the FDA approval performance condition, we report the grant date fair value based upon the probable outcome of such condition in accordance with

FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is also the maximum value assuming that the highest level of performance is achieved. Please see “Compensation Discussion and Analysis—2016 Compensation Decisions for Named Executive Officers—Performance-Based Incentive Awards—Special Incentive Awards Based on Phase 3 ECHELON-1 Trial” above and “Grants of Plan-Based Awards” below for more information on these option awards.
(4)	The amounts in this column reflect the cash bonus awards to the Named Executive Officers under our Executive Bonus Plans. Contingent performance-based cash incentives under the ECHELON-1 LTIP and the SGN-CD33A LTIP are not included in the table as they have not yet been earned. Please see “Grants of Plan Based Awards” below and “Compensation Discussion and Analysis” above for more information on these potential future cash payments.
(5)	The amounts in this column consist of life insurance premiums and company matching contributions to our 401(k) plan for all Named Executive Officers and, solely with respect to Dr. Siegall, the full cost of companion travel for a sales-award trip with the top ADCETRIS sales performers, grossed up for related payroll taxes.
(6)	For 2016, the reported amount includes the fair value of potential RSUs to be granted under the SGN-CD33A LTIP as computed in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. Under FASB ASC Topic 718, the grant date will not be determined for these potential RSUs until the settlement date for the awards after performance has been completed. As a result, the amounts reported for 2016 for these awards, which have not yet been granted, represent the fair value on the service inception date (i.e., the date the Compensation Committee approved the SGN-CD33A LTIP), based upon the then-probable outcome of the performance conditions. For these purposes, the fair value of these potential RSUs was computed based on the Target Award Value for these awards, which was $425,000 for Dr. Siegall, $120,000 for each of Mr. Simpson, Mr. Dobmeier and Dr. Drachman, and $95,000 for Dr. Himes. The fair value at the service inception date for these awards, assuming the maximum level of performance, would be $552,500 for Dr. Siegall, $156,000 for each of Mr. Simpson, Mr. Dobmeier and Dr. Drachman, and $123,500 for Dr. Himes. Please see “Compensation Discussion and Analysis—2016 Compensation Decisions for Named Executive Officers—Performance-Based Incentive Awards—Special Incentive Awards Based on Regulatory Approval of SGN-CD33A” above and “Grants of Plan-Based Awards” below for more information about the SGN-CD33A LTIP.
(7)	Mr. Dobmeier’s 2015 and 2016 salaries are prorated to reflect 85% of full-time.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each equity and non-equity award granted to our Named Executive Officers during 2016.

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($) (2)
Name		Target ($)	Maximum ($)	Target	Maximum
Clay B. Siegall, Ph.D.
Annual Bonus Plan (3)	—	855,750	1,283,625	—	—	—	—	—	—
ECHELON-1 LTIP – Cash Award (4)	—	212,500	—	—	—	—	—	—	—
SGN-CD33A LTIP – Cash Award (5)	—	425,000	552,500	—	—	—	—	—	—
ECHELON-1 LTIP – Option Award (6)	5/9/2016	—	—	37,280	—	—	—	34.20	691,021
SGN-CD33A LTIP – RSU Award (7)	7/13/2016	—	—	425,000	552,500	—	—	—	425,000
Discretionary Stock Option Award (8)	8/27/16	—	—	—	—	—	180,000	45.30	3,324,139
Discretionary RSU Award (9)	8/27/16	—	—	—	—	72,000	—	—	3,261,600

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($) (2)
Name		Target ($)	Maximum ($)	Target	Maximum
Todd E. Simpson
Annual Bonus Plan (3)	N/A	238,450	357,675	—	—	—	—	—	—
ECHELON-1 LTIP – Cash Award (4)	N/A	60,000	—	—	—	—	—	—	—
SGN-CD33A LTIP – Cash Award (5)	N/A	120,000	156,000
ECHELON-1 LTIP – Option Award (6)	5/9/2016	—	—	10,526	—	—	—	34.20	195,112
SGN-CD33A LTIP – RSU Award (7)	7/13/2016	—	—	120,000	156,000	—	—	—	120,000
Discretionary Stock Option Award (8)	8/27/16	—	—	—	—	—	45,000	45.30	831,036
Discretionary RSU Award (9)	8/27/16	—	—	—	—	18,000	—	—	815,400

Eric L. Dobmeier
Annual Bonus Plan (3)	N/A	227,636	341,454	—	—	—	—	—	—
ECHELON-1 LTIP – Cash Award (4)	N/A	60,000	—	—	—	—	—	—	—
SGN-CD33A LTIP – Cash Award (5)	N/A	120,000	156,000
ECHELON-1 LTIP – Option Award (6)	5/9/2016	—	—	10,526	—	—	—	34.20	195,112
SGN-CD33A LTIP – RSU Award (7)	7/13/2016	—	—	120,000	156,000	—	—	—	120,000
Discretionary Stock Option Award (8)	8/27/16	—	—	—	—	—	72,500	45.30	1,338,891
Discretionary RSU Award (9)	8/27/16	—	—	—	—	29,000	—	—	1,313,700

Jonathan Drachman, M.D.
Annual Bonus Plan (3)	N/A	256,100	384,150	—	—	—	—	—	—
ECHELON-1 LTIP – Cash Award (4)	N/A	60,000	—	—	—	—	—	—	—
SGN-CD33A LTIP – Cash Award (5)	N/A	120,000	156,000
ECHELON-1 LTIP – Option Award (6)	5/9/2016	—	—	10,526	—	—	—	34.20	195,112
SGN-CD33A LTIP – RSU Award (7)	7/13/2016	—	—	120,000	156,000	—	—	—	120,000
Discretionary Stock Option Award (8)	8/27/16	—	—	—	—	—	72,500	45.30	1,338,891
Discretionary RSU Award (9)	8/27/16	—	—	—	—	29,000	—	—	1,313,700

Vaughn B. Himes, Ph.D.
Annual Bonus Plan (3)	N/A	214,667	322,000	—	—	—	—	—	—
ECHELON-1 LTIP – Cash Award (4)	N/A	47,500	—	—	—	—	—	—	—
SGN-CD33A LTIP – Cash Award (5)	N/A	95,000	123,500
ECHELON-1 LTIP – Option Award (6)	5/9/2016	—	—	8,333	—	—	—	34.20	154,462
SGN-CD33A LTIP – RSU Award (7)	7/13/2016	—	—	95,000	123,500	—	—	—	95,000
Discretionary Stock Option Award (8)	8/27/16	—	—	—	—	—	42,500	45.30	784,868
Discretionary RSU Award (9)	8/27/16	—	—	—	—	17,000	—	—	770,100
Discretionary RSU Award – Promotion (9)	8/31/16	—	—	—	—	9,600	—	—	427,680

(1)	For purposes of this column, “grant date,” with respect to the potential RSUs to be granted under the SGN-CD33A LTIP, is the service inception date as determined under FASB ASC Topic 718.
(2)	The amounts in this column do not represent amounts the Named Executive Officers received or are entitled to receive. Rather, the reported amounts represent the fair value of each award as computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date, as required to be disclosed under SEC rules. The reported amounts do not reflect the risks that potential RSUs to be granted under the SGN-CD33A LTIP upon the satisfaction of performance conditions may not be granted because the applicable performance conditions are not met or, in the case of performance stock options granted under the ECHELON-1 LTIP, that there is no vesting because the applicable performance condition is not met. See also “Summary Compensation Table – footnote (6) for more information regarding the service inception date fair value for the potential RSUs to be granted under the SGN-CD33A LTIP.
(3)	The dollar amounts represent the target and maximum amounts of each Named Executive Officer’s potential annual cash bonus award for the year ended December 31, 2016 pursuant to our Executive Bonus Plan. The amount shown as target reflects the target payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 100% of the specific performance objectives and goals previously approved by the Compensation Committee in 2016. An individual must have attained an individual performance percentage of 50% or more to receive any compensation under the Executive Bonus Plan. The amount shown as maximum reflects the payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 150% performance percentages based on the corporate goals approved by the Compensation Committee in 2016. A percentage of 150% is the maximum percentage allowed for both Seattle Genetics and individual performance percentages. Actual payouts made under the Executive Bonus Plan differed based on the actual performance objectives and goals achieved. The actual cash bonus award earned for the year ended December 31, 2016 under our Executive Bonus Plan for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in these columns do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2016. The Executive Bonus Plan is discussed in greater detail under the heading “Compensation Discussion and Analysis” above.
(4)	The dollar amounts represent the target amount of each Named Executive Officer’s potential cash award under the ECHELON-1 LTIP as of the plan’s inception date. The payment of these cash awards is contingent upon the achievement of the Approval Milestone. The ECHELON-1 LTIP is discussed in greater detail under the heading “Compensation Discussion and Analysis” above.
(5)	The dollar amounts represent the target and maximum amounts of each Named Executive Officer’s potential cash award under the SGN-CD33A LTIP as of the plan’s inception date. The payment of two-thirds of these cash awards is contingent upon FDA approval of SGN-CD33A, and the payment of the remaining one-third of these cash awards is contingent upon the first achievement of certain marketing approvals of SGN-CD33A in Europe. The amounts shown as target are based on the Target Award Value established for the applicable Named Executive Officer under the SGN-CD33A LTIP, and actual payment amounts will be based on a sliding scale from 0% to 130% of the amount shown as target, as calculated based on the dates of achievement of the applicable milestone. Accordingly, the amount shown as maximum reflects potential payment at the 130% level. The SGN-CD33A LTIP is discussed in greater detail under the heading “Compensation Discussion and Analysis” above.
(6)	These stock options were granted under our 2007 Plan pursuant to the ECHELON-1 LTIP. Vesting of all of these ECHELON-1 LTIP options will commence, if at all, upon the Compensation Committee’s certification of the achievement of the Approval Milestone, and will vest in four equal annual installments on the first four anniversaries of the date the Approval Milestone is achieved, subject to continuous service with the Company as of each vesting date. For additional detail on the grant date fair value of these ECHELON-1 LTIP options, see Summary Compensation Table – footnote (3) above. The ECHELON-1 LTIP is discussed in greater detail under the heading “Compensation Discussion and Analysis” above, and the 2007 Plan is discussed in greater detail under the heading “Employment Agreements and Arrangements” below.
(7)

The amounts reported represent the dollar values of the target and maximum amounts of the Named Executive Officer’s potential RSUs to be granted under the SGN-CD33A LTIP as of the service inception date, and do not represent the actual number of shares that will be subject to these awards when granted. The grant of two-thirds of these RSU awards is contingent upon FDA approval of SGN-CD33A, and the grant of the remaining one-third of these RSU awards is contingent upon the first achievement of certain marketing approvals of SGN-CD33A in Europe. The amounts shown as target are based on the Target Award Value established for the applicable Named Executive Officer under the SGN-CD33A LTIP, and actual payouts will be based on a sliding scale from 0% to 130% of the amount shown as target, as calculated based on the dates of achievement of the applicable milestone. Accordingly, the amount shown as maximum reflects potential payout at the 130% level. The actual number of shares subject to the RSUs, if granted, will be based on the resulting dollar value divided by the closing market price of our common stock on the date of grant. See also “Summary Compensation Table – footnote (6), including for additional detail on the fair value of these awards.
(8)

Discretionary stock options were granted under our 2007 Plan. Vesting of all of these discretionary options occurs 1/4th on the one year anniversary of the grant date and 1/36th of the remaining shares thereafter on a monthly basis until the grant is fully vested on the fourth anniversary of the grant date.

(9)	Discretionary RSUs were granted under our 2007 Plan. Vesting of all of these discretionary RSUs occurs in full on the third anniversary of the grant date.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements. Each of our Named Executive Officers has entered into a written employment agreement with Seattle Genetics. For a description of these employment agreements, please see the section of this proxy statement under the heading “Potential Payments Upon Termination or Change-In-Control—Employment Agreements” below.

Annual Cash Bonus Awards. We have adopted a Senior Executive Annual Bonus Plan that provides for annual bonus awards to reward executive officers based on our achievement of specific corporate goals and their achievement of individual performance goals. For more information regarding our 2016 Senior Executive Annual Bonus Plan, please see the section of this proxy statement under the heading “—Compensation Discussion and Analysis—Principal Elements of Compensation—Annual Cash Incentive Awards” and footnote (2) to the Grants of Plan-Based Awards table above.

Stock Awards. Discretionary options that we granted in 2016 under the 2007 Plan have a ten year term and vest as to 1/4th of the shares subject to the options on the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such option is fully vested on the four year anniversary of the grant date, subject to the accelerated vesting of such options under the terms of each executive’s employment agreement with us and pursuant to the 2007 Plan. Performance-based stock options that we granted in 2016 vest in accordance with the terms set forth in the ECHELON-1 LTIP and were also granted under the 2007 Plan. Options granted under the 2007 Plan carry an exercise price equal to the fair market value on the date of grant (generally the closing price of our common stock on the grant date on the NASDAQ Global Select Market), and the 2007 Plan permits the exercise price of stock options to be paid by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, cancellation of debt, cashless “net exercise” arrangements, and any other form of consideration permitted by applicable law. If an executive’s service with us terminates for any reason other than cause, death or disability, then options held by the executive under the 2007 Plan generally will be exercisable to the extent they are vested on the termination date for a period of three months after the termination (if an executive’s service with us terminates for cause, then the Board or the Compensation Committee has the authority to terminate all options held by the executive under the 2007 Plan immediately). Generally, if an executive’s service with us terminates as a result of the executive’s death or in the event of the executive’s death within 30 days following the executive’s termination of service, all outstanding options that were vested and exercisable as of the date of the executive’s death or termination of service, if earlier, may be exercised for six months following the executive’s death but in no event after the expiration date of such option. Generally, if an executive’s service with us terminates as a result of the executive’s disability, then all options to the extent they are vested and exercisable on the termination date may be exercised for one year following the termination date but in no event after the expiration date of such option. Each RSU represents a right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure). In the event that RSUs vest, we will deliver one share of our common stock for each RSU that has vested. Discretionary RSUs that we granted in 2016 generally vest in full on the third anniversary of the grant date, provided that vesting will cease if an executive’s service with us terminates for any reason.

Under the 2007 Plan, in the event of (i) an acquisition of Seattle Genetics by means of any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the company, (ii) any sale of all or substantially all of our assets or (iii) any other event specified by the plan administrator, so long as in either (i) or (ii), our stockholders of record immediately prior to the transaction hold less than 50% of the voting power of the surviving entity and, so long as in (iii) that no change in control shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur, then the Board or the compensation committee may, in its discretion: (i) provide for the assumption or substitution of, or adjustment (including to the number and type of shares and exercise price applicable) to, each outstanding equity award; (ii) accelerate the vesting of equity awards; and/or (iii) provide for termination of awards as a result of the change in control on such terms and conditions as it deems appropriate, including providing for the cancellation of awards for a cash or other payment to the executive.

Additionally, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards will be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award will be accelerated in full.

For more information regarding grants of equity awards to our Named Executive Officers, please see the section of this proxy statement under the headings “—Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” and “—Compensation Discussion and Analysis—Post-Employment Compensation” above.

Long-Term Incentive Plans. In May 2016, the Compensation Committee approved the ECHELON-1 LTIP. Under the ECHELON-1 LTIP, each employee, including each Named Executive Officer, is eligible to receive a cash award and an option to purchase shares of our common stock, with the amount of each cash and option award based on the participant’s position with the Company. The cash awards will be payable to participants in the ECHELON-1 LTIP if the Approval Milestone is achieved by December 31, 2019 and will be paid following the Compensation Committee’s certification of the achievement of the Approval Milestone, provided that the participant is still actively employed by the Company and is in good standing as of the payment date. If the Approval Milestone is not achieved by December 31, 2019, the cash awards will be forfeited. The ECHELON-1 LTIP options, which were granted to our Named Executive Officer participants in ECHELON-1 LTIP on May 9, 2016 with an exercise price of $34.20 per share (the fair market value of our common stock on the date of grant), will commence vesting, if at all, upon the Compensation Committee’s certification of the achievement of the Approval Milestone, and will vest in four equal annual installments on the first four anniversaries of the date the Approval Milestone is achieved, subject to continuous service with the Company as of each vesting date. If the Approval Milestone is not achieved by December 31, 2019, the options will be forfeited.

In July 2016, the Compensation Committee approved the SGN-CD33A LTIP. Under the SGN-CD33A LTIP, each employee, including each Named Executive Officer, is eligible to receive a cash award and, and depending on the participant’s position with the company, may also be eligible for an RSU award. A portion of each cash award will become payable, and a portion of each RSU award will be granted, only upon certification by the Compensation Committee that the FDA has approved SGN-CD33A, and the remaining portion of each cash award will become payable, and the remaining portion of each RSU award will be granted, only upon certification by the Compensation Committee of the first achievement of certain marketing approvals in Europe, provided that the participant is still actively employed by the Company and is in good standing as of each applicable payment date. Any RSU award granted due to achievement of a milestone will vest on the second anniversary of the occurrence of such milestone, subject to continuous service with the Company through the vesting date. If a particular milestone is not achieved by a specified date with respect to such milestone, then no cash award will be made nor will an RSU award be granted with respect to such milestone.

For more information regarding these Long Term Incentive Plans, please see the section of this proxy statement under the “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” and footnotes (4) through (7) to the Grants of Plan-Based Awards table above.

Other Compensatory Arrangements. Seattle Genetics pays the life insurance premium for all of its employees, including the executive officers. In addition, Seattle Genetics matches 75% of the first 6% of salary contributed to Seattle Genetics’ 401(k) plan by employees, including the executive officers. Prior to April 1, 2013, the matched contributions vested 20% annually, such that employees were fully vested after five years from their date of hire. Effective April 1, 2013, the matched contributions vest at 25% annually, such that employees are fully vested after four years from their date of hire. From time to time, individual executives negotiate other compensatory arrangements in connection with their initial hire.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the Named Executive Officers that were outstanding as of December 31, 2016.

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Clay B. Siegall, Ph.D.	20,207	—		10.20	5/25/2007	5/25/2017
	83,374	—		10.29	8/28/2007	8/28/2017
	235,000	—		11.09	8/27/2008	8/27/2018
	250,000	—		12.16	8/25/2009	8/25/2019
	350,000	—		12.00	8/27/2010	8/27/2020
	300,000	—		15.46	8/24/2011	8/24/2021
	185,625	—		26.10	8/20/2012	8/20/2022
	114,583	22,917		41.04	8/19/2013	8/19/2023
	87,500	62,500		44.09	8/26/2014	8/26/2024
	53,333	106,667		39.15	8/25/2015	8/25/2025
	—	—	37,280	34.20	(5)	5/9/2026
	—	180,000		45.30	8/27/2016	8/27/2026
							60,000	(6)	3,166,200
							64,000	(7)	3,377,280
							72,000	(8)	3,799,440

Total	1,679,622	372,084	37,280				196,000		10,342,920

Todd E. Simpson	14,167	—		12.00	8/27/2010	8/27/2020
	26,867	—		15.46	8/24/2011	8/24/2021
	37,500	—		26.10	8/20/2012	8/20/2022
	30,000	6,000		41.04	8/19/2013	8/19/2023
	24,791	17,709		44.09	8/26/2014	8/26/2024
	14,166	28,334		39.15	8/25/2015	8/25/2025
	—	—	10,526	34.20	(5)	5/9/2026
	—	45,000		45.30	8/27/2016	8/27/2026
							17,000	(6)	897,090
							17,000	(7)	897,090
							18,000	(8)	949,860

Total	147,491	97,043	10,526				52,000		2,744,040

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Eric L. Dobmeier	43,089	—		15.46	8/24/2011	8/24/2021
	45,340	—		26.10	8/20/2012	8/20/2022
	37,500	7,500		41.04	8/19/2013	8/19/2023
	26,250	18,750		44.09	8/26/2014	8/26/2024
	15,833	31,667		39.15	8/25/2015	8/25/2025
	—	—	10,526	34.20	(5)	5/9/2026
	—	72,500		45.30	8/27/2016	8/27/2026
							18,000	(6)	949,860
							19,000	(7)	1,002,630
							29,000	(8)	1,530,330

Total	168,012	130,417	10,526				66,000		3,482,820

Jonathan Drachman, M.D.	35,000			10.29	8/28/2007	8/28/2017
	10,457			8.96	3/23/2008	3/23/2018
	47,249			11.09	8/27/2008	8/27/2018
	50,000			12.16	8/25/2009	8/25/2019
	22,500	—		10.61	5/7/2010	5/7/2020
	65,000	—		12.00	8/27/2010	8/27/2020
	50,000	—		15.46	8/24/2011	8/24/2021
	40,000	—		26.10	8/20/2012	8/20/2022
	30,000	6,000		41.04	8/19/2013	8/19/2023
	29,166	20,834		44.09	8/26/2014	8/26/2024
	16,666	33,334		39.15	8/25/2015	8/25/2025
	—	—	10,526	34.20	(5)	5/9/2026
	—	72,500		45.30	8/27/2016	8/27/2026
							20,000	(6)	1,055,400
							20,000	(7)	1,055,400
							29,000	(8)	1,530,330

Total	396,038	132,668	10,526				69,000		3,641,130

Vaughn B. Himes, Ph.D.	23,164	—		9.23	4/1/2009	4/30/2019
	16,667	—		12.16	8/25/2009	8/25/2019
	56,667	—		12.00	8/27/2010	8/27/2020
	50,199	—		15.46	8/24/2011	8/24/2021
	36,169	—		26.10	8/20/2012	8/20/2022
	30,000	6,000		41.04	8/19/2013	8/19/2023
	21,875	15,625		44.09	8/26/2014	8/26/2024
	12,500	25,000		39.15	8/25/2015	8/25/2025
	—	—	8,333	34.20	(5)	5/9/2026
	—	42,500		45.30	8/27/2016	8/27/2026
							15,000	(6)	791,550
							15,000	(7)	791,550
							17,000	(8)	897,090
							9,600	(9)	506,592

Total	247,241	89,125	8,333				56,600		2,986,782

(1)	The number of shares or units that have not vested and the market value of shares or units that have not vested does not include the potential RSUs to be granted under the SGN-CD33A LTIP, as the RSU award opportunities are denominated in dollars, and the payout, if any, earned will be made in RSUs based on the closing stock price of our common stock on the date of grant following the achievement of performance milestones. Please see the “Grants of Plan-Based Awards Table” above for more information regarding these awards.
(2)

All of the unexercisable options set forth in this column vest at a rate of 1/4th upon the one year anniversary of the vesting commencement date of such award, which vesting commencement date for each award is based on the date of hire of such person for their initial grant and thereafter on the grant date of such award. 1/36th of the remaining unvested shares vest on an equal monthly basis thereafter until the award is fully vested on the fourth anniversary of the vesting commencement date.

(3)	The options set forth in this column will commence vesting, if at all, upon the Compensation Committee’s certification of the achievement of the Approval Milestone, and will vest in four equal annual installments on the first four anniversaries of the date the Approval Milestone is achieved.
(4)	The market value of the RSU awards is based on the closing stock price of $52.77 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2016.
(5)	The vesting commencement date for stock options granted under the ECHELON-1 LTIP is not yet determined as the Approval Milestone which commences vesting of the options has not yet occurred. See footnote (2) above.
(6)	RSU awards vest in full on August 26, 2017.
(7)	RSU awards vest in full on August 25, 2018.
(8)	RSU awards vest in full on August 27, 2019.
(9)	RSU awards vest in full on August 31, 2019.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding exercises of stock options and vesting of RSU awards by our Named Executive Officers for the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clay B. Siegall, Ph.D.	232,356	8,701,640	55,000	2,495,900
Todd E. Simpson	—	—	14,400	653,472
Eric L. Dobmeier	39,249	1,627,150	18,000	816,840
Jonathan Drachman, M.D.	15,000	720,857	22,500	1,072,242
Vaughn B. Himes, Ph.D.	45,632	2,409,454	14,400	653,472

(1)	The value realized on exercise is calculated based on the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.
(2)	The value realized on vesting is calculated based on the closing price of our common stock on the date of vest multiplied by the number of shares underlying each award vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table reflects the potential payments and benefits to which the Named Executive Officers would be entitled under each individual’s employment agreement with Seattle Genetics and our ECHELON-1 LTIP, in the event of termination or change-in-control of the Company. The amounts shown in the table below assume that each termination or event was effective as of December 31, 2016 and that all eligibility requirements under the respective agreement were satisfied.

	Involuntary Termination (1)
Name and Principal Position	Before or more than 12 months after a Change in Control ($)	Within 12 months after a Change in Control ($)	Upon a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Clay B. Siegall, Ph.D.
President and CEO
Base salary continuation	855,750	1,711,500	—	—
Lump sum bonus award payment	985,000	985,000	—	985,000
Cash portion of ECHELON-1 LTIP (4)	—	212,500	—	—
Health benefit continuation	15,313	30,625	—	—
Vacation payout	39,816	39,816	—	39,816
Stock award acceleration (5)	4,753,516	14,643,931	14,643,931	—

Total	6,649,395	17,623,372	14,643,931	1,024,816

Todd E. Simpson
Chief Financial Officer
Base salary continuation	476,900	476,900	—	—
Lump sum bonus award payment	269,500	269,500	—	269,500
Cash portion of ECHELON-1 LTIP (4)	—	60,000	—	—
Health benefit continuation	26,148	26,148	—	—
Vacation payout	45,854	45,854	—	45,854
Stock award acceleration (5)	1,316,458	3,885,661	—	—

Total	2,134,860	4,764,063		315,354

Eric L. Dobmeier
Chief Operating Officer
Base salary continuation	455,272	455,272	—	—
Lump sum bonus award payment	261,800	261,800	—	261,800
Cash portion of ECHELON-1 LTIP (4)	—	60,000	—	—
Health benefit continuation	26,148	26,148	—	—
Vacation payout	38,043	38,043	—	38,043
Stock award acceleration (5)	1,477,743	4,901,892	—	—

Total	2,259,006	5,743,155	—	299,843

Jonathan Drachman, M.D.
Chief Medical Officer
Base salary continuation	512,200	512,200	—	—
Lump sum bonus award payment	294,600	294,600	—	294,600
Cash Portion of ECHELON-1 LTIP (4)	—	60,000	—	—
Health benefit continuation	26,148	26,148	—	—
Vacation payout	32,212	32,212	—	32,212
Stock award acceleration (5)	1,585,050	5,083,401	—	—

Total	2,450,210	6,008,561	—	326,812

	Involuntary Termination (1)
Name and Principal Position	Before or more than 12 months after a Change in Control ($)	Within 12 months after a Change in Control ($)	Upon a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Vaughn B. Himes, Ph.D.
Chief Technical Officer
Base salary continuation	460,000	460,000	—	—
Lump sum bonus award payment	246,900	246,900	—	246,900
Cash portion of ECHELON-1 LTIP (4)	—	47,500	—	—
Health benefit continuation	26,148	26,148	—	—
Vacation payout	34,053	34,053	—	34,053
Stock award acceleration (5)	1,176,813	4,005,506	—	—

Total	1,943,914	4,820,107	—	280,953

(1)	Each employment agreement provides that in the case of involuntary termination occurring at any time prior to or 12 months after a change in control, such individual is entitled to receive either a lump-sum payment equal to 12 months of monthly base salary or payment of such amount in accordance with Seattle Genetics’ standard payroll schedule, at our discretion, a lump-sum payment equal to a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 12 months of accelerated vesting of outstanding equity awards (i.e., stock options and RSUs). In the case of involuntary termination occurring within 12 months after a change in control, each individual is entitled to receive 12 months of monthly base salary, a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 100% acceleration of vesting of outstanding equity awards, except that Dr. Siegall is entitled to 24 months of base salary and 24 months of continued health benefits in addition to the other benefits and Dr. Siegall’s outstanding stock awards vest in full upon a change in control. Such severance benefits are conditioned upon the individual’s resignation from all positions held by the individual and execution of a full release and waiver of claims. See the description of each Named Executive Officer’s employment agreement set forth below under the heading “—Employment Agreements.”
(2)	Upon a change in control, Dr. Siegall is entitled to 100% acceleration of vesting of outstanding equity awards. For a description of additional potential equity award acceleration under the 2007 Plan that is not included in this table, please see “—Other Termination Benefits.”
(3)	Upon termination due to death or disability, each employment agreement provides for payment of the portion of any annual bonus earned prior to the date of termination and any accrued but unused vacation.
(4)	This reflects the cash portion of the ECHELON-1 LTIP. Please see “—Compensation Discussion and Analysis—Principal Elements of Compensation—Performance-Based Incentive Awards—Special Incentive Awards Based on Phase 3 ECHELON-1 Trial” above for more information on these awards. We have not included the cash portion of the SGN-CD33A LTIP as there is no acceleration upon change in control or termination.
(5)	The value of equity award vesting acceleration is based on the closing stock price of $52.77 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2016 with respect to unvested RSUs and in-the-money unvested stock option shares (and in the case of unvested stock option shares, minus the exercise price of the unvested option shares). We have not included the potential RSUs to be granted under the SGN-CD33A LTIP as those awards were not outstanding as of December 31, 2016 and the payout of those awards are not subject to acceleration upon change in control or termination.

Employment Agreements

In October 2001, Seattle Genetics entered into an employment agreement with Clay B. Siegall, our current President and Chief Executive Officer. In December 2008, Dr. Siegall’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and in October 2016, Dr. Siegall’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Siegall (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Siegall’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $890,000 effective February 1, 2017, and may receive an annual bonus based upon performance criteria and financial and operational results of Seattle Genetics as determined by the Compensation Committee of the Board of Directors under our Senior Executive Annual Bonus Plans. Dr. Siegall is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. In the event Dr. Siegall’s employment is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive his monthly base salary and benefits for an additional 12 months (or 24 months if he is constructively terminated or terminated by Seattle Genetics without cause within 12 months after a change in control of Seattle Genetics), payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, and to stock award vesting acceleration equal to an additional 12 months of vesting, as well as a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment. The employment agreement additionally provides that, in the event of a change in control, all of Dr. Siegall’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Siegall’s resignation from all positions held by Dr. Siegall and execution of a full release and waiver of claims. Dr. Siegall’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In October 2005, Seattle Genetics entered into an employment agreement with Todd E. Simpson, our current Chief Financial Officer. In December 2008, Mr. Simpson’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A, and in October 2016, Mr. Simpson’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Mr. Simpson (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Mr. Simpson’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $493,600 effective February 1, 2017, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Mr. Simpson is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Mr. Simpson’s employment is constructively terminated or terminated by Seattle Genetics without cause, Mr. Simpson will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Simpson is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Mr. Simpson is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Mr. Simpson’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Mr. Simpson’s resignation from all positions held by Mr. Simpson and execution of a full release and waiver of claims. Mr. Simpson’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In September 2006, Seattle Genetics entered into an employment agreement with Eric L. Dobmeier, our current Chief Operating Officer. In December 2008, Mr. Dobmeier’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A, and in October 2016, Mr. Dobmeier’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Mr. Dobmeier (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Mr. Dobmeier’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $555,706 effective February 1, 2017, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. While Mr. Dobmeier is working 85% of full time, as he is currently, his current base salary will be prorated to $472,350, and his bonus target is therefore also prorated accordingly. Mr. Dobmeier is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. The employment agreement additionally provides if Mr. Dobmeier’s employment is constructively terminated or terminated by Seattle Genetics without cause, Mr. Dobmeier will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Dobmeier is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Mr. Dobmeier is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Mr. Dobmeier’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Mr. Dobmeier’s resignation from all positions held by Mr. Dobmeier and execution of a full release and waiver of claims. Mr. Dobmeier’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In October 2010, Seattle Genetics entered into an employment agreement with Jonathan Drachman, our current Chief Medical Officer. In October 2016, Dr. Drachman’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Drachman (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Drachman’s employment agreement provides that he receive an annual base salary, which is currently set at $531,450 effective February 1, 2017, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Dr. Drachman is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Dr. Drachman’s employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Drachman will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Drachman is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Drachman is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Dr. Drachman’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Drachman’s resignation from all positions held by Dr. Drachman and execution of a full release and waiver of claims. Dr. Drachman’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In April 2009, Seattle Genetics entered into an employment agreement with Vaughn Himes, our current Chief Technical Officer. In October 2016, Dr. Himes’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Himes (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Himes’s employment agreement provides that he receive an annual base salary, which is currently set at $478,400 effective February 1, 2017, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Dr. Himes is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Dr. Himes’s employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Himes will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle

Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Himes is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Himes is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Dr. Himes’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Himes’s resignation from all positions held by Dr. Himes and execution of a full release and waiver of claims. Dr. Himes’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

Other Benefits on Termination or Change in Control

We do not provide any “gross-ups” or other payments based on taxes attributable to any of the severance payments and benefits described above.

Upon a termination of employment due to death or disability, each employment agreement also provides for payment of the portion of any annual bonus earned prior to the date of termination and any accrued but unused vacation. In addition, the 2007 Plan provides that all outstanding options to purchase shares of our common stock that are vested and exercisable as of the date of the executive officer’s death or, in the event of the executive officer’s death within 30 days following the termination of service or his or her disability, may be exercised for six months following his or her death or, in the event of termination of service due to the executive officer’s disability, one year following the termination date but in no event after the expiration date of such option.

Other Termination Benefits

Other than as set forth in each Named Executive Officer’s employment agreement and except as otherwise provided by applicable law, the Named Executive Officers are generally not entitled to any additional benefits upon a termination or change in control of Seattle Genetics. However, under the 2007 Plan and our Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), in the event of a change in control of Seattle Genetics, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan or the 1998 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards shall be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award shall be accelerated in full. The value of such stock option acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2016, is set forth in the Potential Payments Upon Termination or Change-In-Control table above under the column “Involuntary Termination—Within 12 months after a Change in Control”.

Under the 2007 Plan, if a Named Executive Officer’s service with us is terminated as a result of death or disability, the period of time in which options may be exercised following termination is extended as described in more detail under the heading “Employment Agreements and Arrangements—Stock Awards.” The terms of the 1998 Plan are substantially similar to the 2007 Plan with respect to the extension of the post-termination exercise period in the case of a termination due to death or disability.

Under the ECHELON-1 LTIP, the payment of the cash awards payable to a Named Executive Officer and the vesting of the stock options held by a Named Executive Officer are subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the cash award or stock option. The value of such cash award and stock option acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2016, is set forth in the Potential Payments Upon Termination or Change-In-Control table above.

Under the SGN-CD33A LTIP, the vesting of any RSU awards held by a Named Executive Officer is subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the awards. The value of such RSU award acceleration is not included in the Potential Payments Upon Termination or Change-In-Control table above, as those awards were not outstanding as of December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the review, oversight and approval of any transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 or is otherwise required to be disclosed by Seattle Genetics under applicable rules and regulations of the SEC. The Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to Seattle Genetics, the terms of the transaction, and the availability of other sources for comparable services or products.

Certain Transactions With or Involving Related Persons

Registration of Shares. In September 2015, we entered into a registration rights agreement with entities affiliated with one of our directors, Felix Baker, and which together are our largest stockholders (the “Baker Entities”). Under the registration rights agreement, we agreed that, if at any time and from time to time, the Baker Entities demand that we register their shares of our common stock for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under this registration rights agreement cover all shares now held or hereafter acquired (including the shares acquired in the September public offering) by the Baker Entities, will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our common stock by the Baker Entities in the future. Under the terms of the registration rights agreement, we are obligated to pay all expenses incurred by us in effecting any registration pursuant to the registration rights agreement as well as up to $50,000 of reasonable legal expenses of one special counsel for Baker Entities per underwritten public offering effected pursuant to the registration rights agreement. On October 12, 2016, pursuant to the registration rights agreement, we registered for resale, from time to time, up to 44,059,594 shares of our common stock held by the Baker Entities.

Indemnification Agreements. Seattle Genetics has entered into indemnification agreements with its directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. Seattle Genetics also intends to enter into these agreements with our future directors and certain future officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans: our Amended and Restated 2007 Equity Incentive Plan, our Amended and Restated 1998 Stock Option Plan, our 2000 Directors’ Stock Option Plan and our Amended and Restated 2000 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted average exercise price of outstanding options and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Amended and Restated 2007 Equity Incentive Plan (1)	13,068,397	31.13	5,513,271	(2)
Amended and Restated 1998 Stock Option Plan	244,382	10.27	—	(3)
2000 Directors’ Stock Option Plan	166,881	11.14	—	(4)
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	760,809	(5)
Equity compensation plans not approved by stockholders:	—	—	—

Total	13,479,660		6,274,080

(1)	The number of securities to be issued upon exercise of outstanding options and rights (column (a)) includes shares subject to RSU awards granted under the 2007 Plan, which RSU awards do not carry an exercise price. Accordingly, the weighted average exercise price of outstanding options and rights (column(b)) excludes the grant of RSU awards.
(2)	As of December 31, 2016, 5,513,271 shares remained available for future issuance under our Amended and Restated 2007 Equity Incentive Plan. As of March 15, 2017, 5,473,932 shares remained available for purchase under our Amended and Restated 2007 Equity Incentive Plan.
(3)	The Amended and Restated 1998 Stock Option Plan expired on December 23, 2007.
(4)	The 2000 Directors’ Stock Option Plan expired on March 7, 2011.
(5)	As of December 31, 2016, 760,809 shares remained available for future issuance under our ESPP. As of March 15, 2017, 670,166 shares remained available for purchase in the current purchase period under our Amended and Restated 2000 Employee Stock Purchase Plan.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice and, if applicable, a separate copy of the annual report and other proxy materials, you may request a separate copy by contacting the bank, broker or other holder of record, by contacting our Investor Relations Department at (425) 527-4000 or by sending a written request to: Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Seattle Genetics proxy materials, including Notices, or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact Seattle Genetics as described above.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, or with respect to any adjournment or postponement thereof, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

It is important that your shares are represented at the Annual Meeting. We urge you to vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

By Order of the Board of Directors,

Jean I. Liu

Corporate Secretary

Bothell, Washington

April 5, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 18, 2017.

Vote by Internet

•	Go to www.envisionreports.com/SGEN

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED BELOW, A VOTE “FOR” PROPOSAL NOS. 2 AND 3, AND AN INDICATION OF EVERY “1 YEAR” FOR PROPOSAL NO. 4.

+
1.	Election of Directors: 01 - David W. Gryska 02 - John A. Orwin

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐	3.	Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐
		1 year	2 Years	3 Years	Abstain

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

∎		1 U P X	+
02JWPB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SEATTLE GENETICS, INC.

2017 Annual Meeting of Stockholders – May 19, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEATTLE GENETICS, INC.

The undersigned hereby appoints Clay B. Siegall and Jean I. Liu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided below, all the shares of Seattle Genetics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders of Seattle Genetics, Inc. (the “Meeting”) to be held on Friday, May 19, 2017 at 2:00 p.m. local time at the principal offices of Seattle Genetics, Inc. located at 21823 – 30th Drive S.E., Bothell, Washington 98021 and or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NOS. 2 AND 3, AND “1 YEAR” FOR PROPOSAL NO. 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IN THEIR DISCRETION, THE PROXIES OF THE UNDERSIGNED ARE AUTHORIZED TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)